Exhibit 99.8

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of US Oncology Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of US Oncology Holdings, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009 and uncertain tax positions effective January 1, 2007.

PricewaterhouseCoopers LLP

Houston, Texas

March 6, 2009, except insofar as it relates to the effects of the change in accounting for noncontrolling interests described in Note 2, as to which the date is June 1, 2009.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of US Oncology, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of US Oncology, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009 and uncertain tax positions effective January 1, 2007.

PricewaterhouseCoopers LLP

Houston, Texas

March 6, 2009, except insofar as it relates to the effects of the change in accounting for noncontrolling interests described in Note 2, as to which the date is June 1, 2009.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and equivalents	$104,477	$149,257	$104,476	$149,256
Accounts receivable	364,336	341,860	364,336	341,860
Other receivables	25,707	97,401	25,707	97,401
Prepaid expenses and other current assets	26,182	26,544	20,682	22,801
Inventories	130,967	82,822	130,967	82,822
Deferred income taxes	9,749	7,428	4,373	4,260
Due from affiliates	75,884	71,021	66,428	60,295

Total current assets	737,302	776,333	716,969	758,695
Property and equipment, net	410,248	399,621	410,248	399,621
Service agreements, net	273,646	223,850	273,646	223,850
Goodwill	377,270	757,270	377,270	757,270
Other assets	72,434	79,299	64,720	69,214

	$1,870,900	$2,236,373	$1,842,853	$2,208,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,677	$38,613	$10,677	$38,613
Accounts payable	266,443	242,172	266,190	241,093
Due to affiliates	136,913	170,432	136,913	177,265
Accrued compensation cost	40,776	30,045	40,776	30,045
Accrued interest payable	26,266	24,949	26,266	24,949
Income taxes payable	—	—	2,727	6,735
Other accrued liabilities	45,341	37,763	34,804	37,763

Total current liabilities	526,416	543,974	518,353	556,463
Deferred revenue	6,894	8,380	6,894	8,380
Deferred income taxes	15,783	23,289	35,139	33,532
Long-term indebtedness	1,517,884	1,456,569	1,061,133	1,031,569
Other long-term liabilities	47,472	39,492	12,347	11,166

Total liabilities	2,114,449	2,071,704	1,633,866	1,641,110
Commitments and contingencies (Note 10)
Preferred stock Series A, 15,000,000 shares authorized, 13,938,657 shares issued and outstanding, respectively	329,322	308,174	—	—
Preferred stock Series A-1, 2,000,000 shares authorized, 1,948,251 shares issued and outstanding	56,629	53,431	—	—
Stockholders’ (deficit) equity:
Common stock, $0.001 par value, 300,000,000 shares authorized, 148,281,420 and 140,618,380 shares issued and outstanding, respectively	148	141	—	—
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	—	—	1	1
Additional paid-in capital	—	—	560,768	549,186
Accumulated other comprehensive income (loss), net of tax	—	(1,534)	—	—
Retained (deficit) earnings	(643,220)	(208,760)	(365,354)	5,136

Total Company stockholders’ (deficit) equity	(643,072)	(210,153)	195,415	554,323
Noncontrolling interests	13,572	13,217	13,572	13,217

Total stockholders’ (deficit) equity	(629,500)	(196,936)	208,987	567,540

Total liabilities and stockholders’ (deficit) equity	$1,870,900	$2,236,373	$1,842,853	$2,208,650

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Product revenue	$2,224,704	$1,970,106	$1,822,141	$2,224,704	$1,970,106	$1,822,141
Service revenue	1,079,473	1,030,672	989,242	1,079,473	1,030,672	989,242

Total revenue	3,304,177	3,000,778	2,811,383	3,304,177	3,000,778	2,811,383
Cost of products	2,163,943	1,925,547	1,753,638	2,163,943	1,925,547	1,753,638
Cost of services:
Operating compensation and benefits	523,939	479,177	458,006	523,939	479,177	458,006
Other operating costs	321,947	293,677	274,665	321,947	293,677	274,665
Depreciation and amortization	72,790	73,159	69,351	72,790	73,159	69,351

Total cost of services	918,676	846,013	802,022	918,676	846,013	802,022
Total cost of products and services	3,082,619	2,771,560	2,555,660	3,082,619	2,771,560	2,555,660
General and administrative expense	77,265	84,423	77,180	76,883	84,326	76,948
Impairment and restructuring charges	384,929	15,126	—	384,929	15,126	—
Depreciation and amortization	30,017	16,172	13,983	30,017	16,172	13,983

	3,574,830	2,887,281	2,646,823	3,574,448	2,887,184	2,646,591
Income (loss) from operations	(270,653)	113,497	164,560	(270,271)	113,594	164,792
Other income (expense):
Interest expense, net	(136,474)	(137,496)	(117,088)	(92,757)	(95,342)	(92,870)
Loss on early extinguishment of debt	—	(12,917)	—	—	—	—
Loss on interest rate swap	(21,219)	(11,885)
Other income (expense)	2,213	—	—	2,213	—	—

Income (loss) before income taxes	(426,133)	(48,801)	47,472	(360,815)	18,252	71,922
Income tax benefit (provision)	16,923	17,447	(18,926)	(6,351)	(7,447)	(27,509)

Net income (loss)	(409,210)	(31,354)	28,546	(367,166)	10,805	44,413
Less: Net income attributable to noncontrolling interests	(3,324)	(3,619)	(2,388)	(3,324)	(3,619)	(2,388)

Net income (loss) attributable to the Company	$(412,534)	$(34,973)	$26,158	$(370,490)	$7,186	$42,025

Other comprehensive income (loss):
Net income (loss)	$(409,210)	$(31,354)	$28,546	$(367,166)	$10,805	$44,413
Change in unrealized gain (loss) on cash flow hedge, net of tax	1,534	(2,485)	39	—	—	—

Comprehensive income (loss)	(407,676)	(33,839)	28,585	(367,166)	10,805	44,413
Comprehensive income attributable to noncontrolling interests	(3,324)	(3,619)	(2,388)	(3,324)	(3,619)	(2,388)

Other comprehensive income (loss) attributable to the Company	$(411,000)	$(37,458)	$26,197	$(370,490)	$7,186	$42,025

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Shares Issued	Par Value	Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Noncontrolling Interests	Total
Balance at December 31, 2005	119,546	120	61,990	(3,536)	912	4,911	13,069	77,466
Private equity offering proceeds	21,650	22	98,644	—	—	—	—	98,666
Shares issued in affiliation transactions	70	—	321	—	—	—	—	321
Restricted stock award issuances	600	—	—	—	—	—	—	—
Forfeiture of restricted stock awards	(1,146)	(1)	—	—	—	—	—	(1)
Share-based compensation	—	—	2,149	—	—	—	—	2,149
Elimination of unamortized deferred compensation	—	—	(3,536)	3,536	—	—	—	—
Exercise of options to purchase common stock	302	—	338	—	—	—	—	338
Dividend declared	—	—	(159,906)	—	—	(30,094)	—	(190,000)
Accretion of preferred stock dividends	—	—	—	—	—	(20,104)	—	(20,104)
Accumulated other comprehensive income for unrealized gain on interest rate swap, net of tax	—	—	—	—	39	—	—	39
Distribution to noncontrolling interests	—	—	—	—	—	—	(2,324)	(2,324)
Contribution from noncontrolling interests	—	—	—	—	—	—	1,015	1,015
Net income	—	—	—	—	—	26,158	2,388	28,546

Balance at December 31, 2006	141,022	141	—	—	951	(19,129)	14,148	(3,889)
Restricted stock award issuances	250	—	—	—	—	—	—	—
Forfeiture of restricted stock awards	(1,129)	—	—	—	—	—	—	—
Share-based compensation	—	—	753	—	—	—	—	753
Exercise of options to purchase common stock	476	—	1,227	—	—	—	—	1,227
Dividends paid	—	—	—	—	—	(133,580)	—	(133,580)
Accretion of preferred stock dividends	—	—	(1,980)	—	—	(21,078)	—	(23,058)
Accumulated other comprehensive loss for unrealized loss on interest rate swap, net of tax	—	—	—	—	(2,485)	—	—	(2,485)
Distribution to noncontrolling interests	—	—	—	—	—	—	(4,550)	(4,550)
Net loss	—	—	—	—	—	(34,973)	3,619	(31,354)

Balance at December 31, 2007	140,619	$141	$—	$—	$(1,534)	$(208,760)	$13,217	$(196,936)
Shares issued in affiliation transactions	193	—	300	—	—	—	—	300
Restricted stock award issuances	9,754	9	—	—	—	(9)		—
Forfeiture of restricted stock awards	(2,310)	(2)	—	—	—	—	—	(2)
Share-based compensation	—	—	2,103	—	—	—	—	2,103
Exercise of options to purchase common stock	25	—	25	—	—	—	—	25
Accretion of preferred stock dividends	—	—	(2,428)	—	—	(21,917)		(24,345)
Accumulated other comprehensive loss for unrealized loss on interest rate swap, net of tax	—	—	—	—	1,534	—	—	1,534
Distribution to noncontrolling interests	—	—	—	—	—	—	(3,545)	(3,545)
Contribution from noncontrolling interests	—	—	—	—	—	—	576	576
Net loss	—	—	—	—	—	(412,534)	3,324	(409,210)

Balance at December 31, 2008	148,281	$148	$—	$—	$—	$(643,220)	$13,572	$(629,500)

The accompanying notes are an integral part of these statements.

US ONCOLOGY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

(in thousands, except share information)

	Shares Issued	Par Value	Additional Paid-In Capital	Deferred Compensation	Retained Earnings (Deficit)	Noncontrolling Interests	Total
Balance at December 31, 2005	100	1	583,778	(3,536)	20,006	13,069	613,318
Contribution of shares issued in affiliation transactions	—	—	321	—	—	—	321
Share-based compensation	—	—	2,149	—	—	—	2,149
Elimination of unamortized deferred compensation	—	—	(3,536)	3,536	—	—	—
Dividends declared	—	—	(2,031)	—	(38,578)	—	(40,609)
Dividends paid	—	—	(260)	—	(23,453)	—	(23,713)
Contribution of proceeds from exercises of options to purchase common stock	—	—	319	—	—	—	319
Distribution to noncontrolling interests	—	—	—	—	—	(2,324)	(2,324)
Contribution from noncontrolling interests	—	—	—	—	—	1,015	1,015
Net income	—	—	—	—	42,025	2,388	44,413

Balance at December 31, 2006	100	1	580,740	—	—	14,148	594,889
Share-based compensation	—	—	753	—	—	—	753
Contribution of proceeds from exercises of options to purchase common stock	—	—	535	—	—	—	535
Dividends paid	—	—	(32,842)	—	(2,050)	—	(34,892)
Distribution to noncontrolling interests	—	—	—	—	—	(4,550)	(4,550)
Net income	—	—	—	—	7,186	3,619	10,805

Balance at December 31, 2007	100	$1	$549,186	$—	$5,136	$13,217	$567,540
Share-based compensation	—	—	2,103	—	—	—	2,103
Contribution of proceeds from exercises of options to purchase common stock	—	—	25	—	—	—	25
Non-cash capital contribution	—	—	22,458	—	—	—	22,458
Dividends paid	—	—	(13,004)	—			(13,004)
Distribution to noncontrolling interests	—	—	—	—	—	(3,545)	(3,545)
Contribution from noncontrolling interests	—	—	—	—	—	576	576
Net loss	—	—	—	—	(370,490)	3,324	(367,166)

Balance at December 31, 2008	100	$1	$560,768	$—	$(365,354)	$13,572	$208,987

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(409,210)	$(31,354)	$28,546	$(367,166)	$10,805	$44,413
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	112,286	98,151	90,628	109,901	96,115	89,896
Deferred income taxes	(10,728)	(11,689)	4,422	1,494	992	4,422
Non-cash compensation	2,103	753	2,149	2,103	753	2,149
(Gain)/Loss on sale of assets	(2,213)	151	(196)	(2,213)	151	(196)
Loss on early extinguishment of debt, net	—	12,917	—	—	—	—
Impairment and restructuring charges	384,929	15,126	—	384,929	15,126	—
Equity earnings in joint venture	(1,929)	(1,576)	—	(1,929)	(1,576)	—
Loss on interest rate swap	22,372	11,885	—	—	—	—
Non-cash interest under PIK option	29,768	13,154	—	—	—	—
(Increase) Decrease in:
Accounts and other receivables	49,218	7,589	(42,073)	49,218	7,589	(42,073)
Prepaid expenses and other current assets	2,087	(4,906)	1,235	2,086	(4,553)	1,235
Inventories	(47,428)	(4,441)	(30,178)	(47,428)	(4,441)	(30,178)
Other assets	79	(5,650)	3,206	79	(5,387)	3,206
Increase (Decrease) in:
Accounts payable	31,059	47,427	(39,882)	31,885	46,813	(39,717)
Due from/to affiliates	(38,102)	17,655	14,713	(32,054)	29,519	13,949
Income taxes receivable/payable	(1,758)	(3,670)	(5,565)	3,562	(3,033)	3,021
Other accrued liabilities	5,966	3,155	(6,488)	7,020	9,157	(6,488)

Net cash provided by operating activities	128,499	164,677	20,517	141,487	198,030	43,639
Cash flows from investing activities:
Acquisition of property and equipment	(88,743)	(90,850)	(82,571)	(88,743)	(90,850)	(82,571)
Net payments in affiliation transactions	(52,467)	(134)	(3,630)	(52,467)	(134)	(3,630)
Net proceeds from sale of assets	5,347	750	9,261	5,347	750	9,261
Acquisition of business, net of cash acquired	—	—	(31,378)	—	—	(31,378)
Investments in unconsolidated subsidiaries	—	—	(2,450)	—	—	(2,450)
Distributions from unconsolidated subsidiaries	2,116	254	—	2,116	254	—
Investment in joint venture	(3,257)	(4,745)	—	(3,257)	(4,745)	—
Proceeds from contract separations	—	1,555	—	—	1,555	—

Net cash used in investing activities	(137,004)	(93,170)	(110,768)	(137,004)	(93,170)	(110,768)

(Continued on following page)

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS-continued

(in thousands)

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Cash flows from financing activities:
Proceeds from Term Loan	—	—	100,000	—	—	100,000
Proceeds from Senior Floating Rate Notes	—	413,232	—	—	—	—
Proceeds from other indebtedness	4,000	1,323	4,522	4,000	1,323	4,522
Repayment of Term Loan	(34,937)	(7,487)	(1,000)	(34,937)	(7,487)	(1,000)
Repayment of advance from parent	—	—	—	—	(150,000)	—
Repayment of Senior Subordinated Notes	—	(256,766)	—	—	—	—
Repayment of other indebtedness	(2,235)	(136)	(5,047)	(2,235)	(136)	(5,047)
Debt financing costs	(159)	(1,575)	(714)	(143)	(1,554)	(714)
Net distributions to parent	—	—	—	(13,004)	(75,501)	(23,713)
Distributions to noncontrolling interests	(3,545)	(4,550)	(2,324)	(3,545)	(4,550)	(2,324)
Contributions from noncontrolling interests	576	—	1,015	576	—	1,015
Issuance of stock, net of offering costs	—	—	149,391	—	—	—
Advance from parent	—	—	—	—	—	150,000
Payment of dividends on preferred stock	—	(25,000)	—	—	—	—
Payment of dividends on common stock	—	(323,580)	—	—	—	—
Proceeds from exercise of stock options	25	521	338	—	—	—
Contributions of proceeds from exercise of stock options	—	—	—	25	535	319

Net cash provided by (used in) financing activities	(36,275)	(204,018)	246,181	(49,263)	(237,370)	223,058
Increase (decrease) in cash and cash equivalents	(44,780)	(132,511)	155,930	(44,780)	(132,510)	155,929
Cash and cash equivalents:
Beginning of year	149,257	281,768	125,838	149,256	281,766	125,837

End of year	$104,477	$149,257	$281,768	$104,476	$149,256	$281,766

Interest paid	$93,932	$129,493	$114,740	$85,784	$92,822	$90,250
Taxes paid (refunded)	(4,412)	3,053	20,029	(4,412)	3,053	20,029
Non-cash investing and financing transactions:
Notes issued in affiliation transactions	34,328	650	—	34,328	650	—
Notes issued for interest paid-in-kind	31,751	—	—	—	—	—
Accretion of dividends on preferred stock	24,345	23,058	20,104	—	—	—
Issuance of common stock in affiliation transactions	—	—	321	—	—	321
Non-cash capital contribution	—	—	—	22,458	—	—

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE BUSINESS

The Company was formed in March, 2004, when a wholly owned subsidiary of US Oncology Holdings, Inc. (“Holdings”) agreed to merge with and into US Oncology, with US Oncology continuing as the surviving corporation and a wholly owned subsidiary of Holdings (the “Merger”). On August 20, 2004, the Merger, valued at approximately $1.6 billion, was consummated. Currently, Holdings’ principal asset is 100% of the shares of common stock of US Oncology, Inc. (“US Oncology”). Holdings conducts all of its business through US Oncology and its subsidiaries which provide services to a network of affiliated practices, made up of 1,211 affiliated physicians in 456 locations, with the mission of expanding access to and improving the quality of cancer care in local communities. The services the Company offers include:

•

Medical Oncology Services. Under its comprehensive service arrangements, the Company acts as the exclusive manager and administrator for non-medical business functions connected with its affiliated practices. As such, the Company is responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, information systems and capital allocation to facilitate growth in practice operations. The Company also purchases and manages specialty oncology pharmaceuticals for its affiliated practices (part of the $2 billion of pharmaceuticals mentioned below).

•

Cancer Center Services. For practices affiliated under comprehensive service arrangements, the Company develops and manages community-based cancer centers, that integrate all aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to chemotherapy and radiation therapy. The Company operates 94 community-based radiation facilities, including 80 integrated cancer centers that include medical oncology and radiation oncology operations, and 14 radiation-only facilities. The Company also has installed and manages 37 Positron Emission Tomography (“PET”) systems including 26 Positron Emission Tomography/Computerized Tomography (“PET/CT”) systems. Additionally, the Company operates 62 CT systems and also provides the comprehensive management and financial services described above in connection with the cancer centers.

•

Pharmaceutical Services. The Company contracts with practices solely for the purchase and management of specialty oncology pharmaceuticals under the oncology pharmaceutical services (“OPS”) model, which does not encompass all of the Company’s other practice management services. During 2008, the Company was responsible for purchasing, delivering and managing over $2 billion of pharmaceuticals through a network of 45 licensed pharmacies, 154 pharmacists and 337 pharmacy technicians. OPS revenues are included in the pharmaceutical services segment. In addition to providing services to affiliated physicians, in this segment the Company capitalizes on the network’s size and scope by providing services to pharmaceutical manufacturers and payers, to improve the delivery of cancer care in America.

•

Research/Other Services. The Company facilitates a broad range of cancer research and drug development activities through its network. It contracts with pharmaceutical and biotechnology companies to provide a comprehensive range of services relating to clinical trials. During 2008, the Company supervised 74 clinical trials, supported by a network of 657 participating physicians in 234 research locations and enrolled 3,447 new patients in research studies.

The Company provides these services through two business models. Under the comprehensive services model known as Comprehensive Service Agreements (“CSA”), the Company owns or leases all of the real and personal property used by its affiliated practices. In addition, the Company generally manages the non-medical business operations of its affiliated practices and facilitates communication with its affiliated physicians. Each management agreement contemplates a policy board consisting of representatives from the affiliated physician practice and the Company. The responsibilities of each board include strategic planning, decision-making and preparation of an annual budget for that practice. While both the Company and the affiliated practice have an equal vote in matters before the policy board, the practice physicians are solely responsible for all medical decisions, including the hiring and termination of physicians. The Company is responsible for non-medical decisions, including facilities management and information systems management.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Under most comprehensive service agreements, the Company is compensated under the earnings model. Under that model, the Company accounts for all expenses that it incurs in connection with managing a practice, including rent, pharmaceutical expenses, salaries and benefits of non-physician employees of the practices, and is paid a management fee based on a percentage of the practice’s earnings before income taxes, subject to certain adjustments. During the year ended December 31, 2008, 80.9% of revenue was derived from comprehensive service agreements related to practices managed under the earnings model. The Company’s other comprehensive service agreements are on a fixed management fee basis, as required in some states.

The Company’s services are increasingly being offered through targeted arrangements where a subset of the services offered through its comprehensive management agreements are provided separately to oncologists on a fee-for-service basis. Targeted physician services represented 15.8% of revenue during the year ended December 31, 2008 which was primarily fees for payment for pharmaceuticals and supplies used by the practice and reimbursement for certain pharmacy-related expenses under the oncology pharmaceutical services (“OPS”) model. A smaller portion of revenue from targeted arrangements was payment for billing, collection and reimbursement support service and payment for the other services we provide. Rates for services typically are based on the level of services desired by the practice.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated. The Company has determined that none of its existing service agreements meet the requirements for consolidation under accounting principles generally accepted in the United States of America. Specifically, the Company does not have an equity ownership interest in any of the practices managed under any service agreement. Furthermore, the Company’s service agreements specifically do not give the Company “control” as described in EITF No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements” which would be required for the Company to consolidate the managed practices based upon such service agreements. As discussed below related to consolidated subsidiaries that are less than 100% owned, we have adopted the provisions of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” effective January 1, 2009. The presentation of the noncontrolling interests in the financial statements for all periods in this Form 8-K have been revised in accordance with this pronouncement.

Reclassifications

Certain previously reported financial information has been reclassified to conform to the current presentation. Such reclassifications did not materially affect the Company’s financial condition, net income or cash flows. In the December 31, 2007 balances, $22.9 million was reclassified from Other Receivables to Accounts Receivable on the Company’s consolidated balance sheet related to amounts due from manufacturers and sponsors for research studies.

Use of estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities.

Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates. Among the factors that may be considered by management in these processes include: choosing a particular accounting principle from a range of accounting principles permitted by GAAP, expected rates of business and operational change, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. This process may result in the selection of estimates which could be viewed as conservative or aggressive—based upon the quantity, quality and risks relating to the estimate, possible variability that might be expected in the actual outcome and the factors considered in developing the estimate. Because of inherent uncertainties in this process, actual future amounts will differ from those estimated amounts used in the preparation of the financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenues

The Company derives revenue primarily in four areas:

•

GPO, data and other pharmaceutical service revenues. The Company receives fees from pharmaceutical companies for acting as a distributor, as a group purchasing organization (“GPO”) for its affiliated practices, and for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data the Company collects, compiles and analyzes, as well as fees for other services provided to pharmaceutical companies, including reimbursement support.

•

Clinical research revenues. The Company receives fees for clinical research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include a management fee, per patient accrual fees and fees for achieving various study milestones.

•

Oncology pharmaceutical service revenues. Under the Company’s OPS agreements, the Company bills practices for services rendered. These revenues include payment for the pharmaceutical agents used by the practice for which the Company must pay the pharmaceutical manufacturers and a service fee for the pharmacy-related services provided by the Company.

•

Comprehensive service revenues. Under the comprehensive services agreement (“CSA”) model, the Company recognizes revenues equal to the reimbursement it receives for all expenses it incurs in connection with managing a practice plus an additional management fee based upon a percentage of the practice’s earnings before income taxes, subject to certain adjustments.

GPO, data and other service revenues

The Company receives group purchasing organization (“GPO”) fees for providing services to pharmaceutical manufacturers and other suppliers. The Company recognizes revenue for GPO fees as it performs the services. GPO fees are distinct from discounts and rebates in that they are not passed back to affiliated practices and are paid to the Company for identifiable services provided to the drug supplier rather than in respect of drug purchases. The Company also provides suppliers with, among other things, data relating to, and analysis of, pharmaceutical use by affiliated practices, access to electronic order entry software from its pharmacy locations and physician practice sites, contract management services and other informational services.

Clinical research revenues

Research revenue is derived from services provided to pharmaceutical companies and other trial sponsors and includes the initial activity to begin the research trial, patient enrollment and completion of the treatment cycle. Revenue is recognized as the Company performs its obligations related to such research. On occasion, the Company receives an upfront fee for administrative services necessary to perform the research trial. These amounts are deferred and recognized over the duration of the trial as services are rendered.

Oncology pharmaceutical services revenues

Under its OPS arrangements, the Company recognizes revenue as drugs are accepted by the affiliated practices. The Company recognizes revenue based upon the cost of pharmaceuticals purchased by the affiliated practice plus a fee for pharmaceutical services. Such amounts are recorded as product revenues and the related costs are included as cost of products. The Company recognizes revenue for admixture services as those services are performed.

Comprehensive service revenues

For both product and service revenues under the CSA model, the Company recognizes revenue when the fees are earned and are deemed realizable based upon the contractual amount of such fees. Product revenues are recognized as drugs are dispensed by affiliated physician practices. Service fee revenues are recognized when the fees are deemed determinable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

and realizable, which is typically at the time these services are provided. Revenue is based upon established or negotiated rates, net of contractual adjustments, allowances for doubtful accounts and amounts to be retained by affiliated practices.

On a monthly basis, under the CSA model, fees are paid to the Company and adjustments are made to its fees to reconcile prior estimates to actual amounts. Adjustments are recognized as increases or reductions in revenue in the period they become known. Such reconciliation would also occur upon termination of a contract. Historically, the effect of these adjustments has not been material.

Under the CSA model, the revenue recognized includes specific reimbursements related to practice operations and an additional fee based upon practice performance. In recognizing revenue, the Company takes into consideration the priority of payments relating to amounts retained by practices. The Company does not recognize revenue to the extent funds are unavailable to pay such fees as a result of such priority of payments.

Approximately 80.9% of the Company’s 2008 revenue was derived from practices under earnings model service agreements. Under this model, the Company receives a service fee that includes an amount equal to the direct expenses associated with operating the practice plus an amount that is calculated based on the service agreement for each of the practices. The direct expenses include rent, depreciation, amortization, provision for uncollectible accounts, pharmaceutical expenses, medical supply expenses, interest, and salaries and benefits of non-physician employees who support the practices. The direct expenses do not include salaries and benefits of physicians. The non-expense reimbursement related portion of the service fee is a percentage, ranging from approximately 15% to 30%, of the earnings before income taxes of the affiliated practice subject to certain adjustments relating to practice efficiency in the deployment of capital and use of its pharmaceuticals distribution function. The earnings of an affiliated practice are determined by subtracting direct expenses from revenues.

A portion of the Company’s revenue under its comprehensive service arrangements and its revenue with OPS affiliated practices is derived from sales of pharmaceutical products and is reported as product revenues. The Company’s remaining revenues under its comprehensive service arrangements and its revenues from GPO fees, data fees and research fees are reported as service revenues. Physician practices that enter into comprehensive service agreements with the Company receive pharmaceutical products and a broad range of services. These products and services represent multiple deliverables rendered under a single contract, with a single fee. The Company has analyzed the component of the contract attributable to the provision of products (pharmaceuticals) and the component of the contract attributable to the provision of services and attributed fair value to each component. For revenue recognition purposes, the product revenues and service revenues have each been accounted for separately under the guidance in EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

In a minority of the Company’s comprehensive services arrangements, if the affiliated practice were to incur losses prior to the payment of any physician compensation during a quarter, the Company would be required to bear a portion of those losses up to the amount of the performance-based portion of the fee recognized in previous quarters during the year. This reduction would be reported as a reduction in fees from that practice in the quarter during which such losses were incurred. Historically, such reductions have not been material.

Product Revenues

Product revenues consist of sales of pharmaceuticals to practices in connection with the CSA and OPS models. Under all of its arrangements with affiliated practices, the Company furnishes the practice with pharmaceuticals and supplies. In certain cases, the Company takes legal title to the pharmaceuticals and resells them to practices. In other cases, title to the pharmaceuticals passes directly from the supplier to the practices under arrangements negotiated and managed by the Company pursuant to its service agreements with practices. The Company has analyzed its contracts with physician practices and suppliers of pharmaceutical products purchased pursuant to its arrangements with affiliated practices and determined that, in all cases, it acts as a principal within the meaning of EITF Issue No. 99-19, “Reporting Gross Revenue as a Principal vs. Net as an Agent.” For this reason, the Company recognizes the gross amounts from pharmaceuticals as revenue because the Company (i) has separate contractual relationships with affiliated practices and with suppliers of pharmaceutical products under which it is the primary obligor, and has discretion to select those suppliers (ii) is physically responsible for managing, ordering and processing the pharmaceuticals until they are used by affiliated practices, (iii) bears the carrying cost and maintains the equipment, staff and facilities used to manage the inventory of pharmaceuticals, (iv) manages the overall pharmaceutical program, including management of admixture and implementation of programs to minimize waste, enhance charge capture, and otherwise increase the efficiency of the operations of affiliated practices, and (v) bears credit risk for the amounts due from affiliated practices.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Because the Company acts as principal, revenues are recognized as the cost of the pharmaceutical product (which is reimbursed to the Company pursuant to all of its contractual arrangements with physician practices) plus an additional amount. Under the OPS model, this additional amount is the actual amount charged to practices as such services are directly related to and not separable from the delivery of the products. Under the CSA model, the contracts do not provide for a separate fee for supplying pharmaceuticals other than reimbursement of the cost of pharmaceuticals. Accordingly, the additional amount included in product revenue reflects the Company’s estimate of the portion of its service fee that represents fair value of product sales. The portion of the service fee allocated to product revenue is based upon the terms upon which the Company offers pharmaceuticals under its OPS model. The Company provides the same services related to delivery and management of pharmaceutical products under its comprehensive service agreements as under its OPS model agreements. Accordingly, the Company believes this allocation is appropriate. Discounts and rebates are deducted from product revenues and costs.

Service Revenues

Under the Company’s CSA model, service fees are recognized and paid on a monthly basis pursuant to contractual terms. The Company’s fees are calculated based upon (i) reimbursement of costs incurred by the Company on the affiliated practice’s behalf in accordance with the contract terms plus (ii) an additional amount based on performance of the practice that is generally a percentage of earnings before income taxes and physician compensation of the practice for the month. Certain expenses and other allowances included in the calculation of fees are based upon estimates made by the Company. The Company may make certain changes in these estimates in subsequent periods to reflect subsequent events or circumstances. Historically, these changes in estimates have not been material. Upon termination of an agreement, fees recognized through the date of termination would not be refundable by the Company, other than as a result of such insignificant adjustments as of the date of termination.

Concentration of Revenue

Changes in payer reimbursement rates, particularly Medicare and Medicaid, or in affiliated practices’ payer mix could materially and adversely affect the Company’s revenues. Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices’ largest payers. For the years ended December 31, 2008, 2007 and 2006, the affiliated practices derived approximately 38.2%, 37.8%, and 37.8%, respectively, of their net patient revenue from services provided under the Medicare program (of which 5.5%, 3.8%, and 3.0%, respectively, relates to Medicare managed care programs) and approximately 3.3%, 3.0%, and 3.1%, respectively of their net patient revenue from services provided under state Medicaid programs. During the years ended December 31, 2008, 2007 and 2006, capitation revenues were less than 1% of total net patient revenue. The Company has one additional commercial payer that represented more than 10% of net revenues in 2006. That payer represented 11% of net revenues in 2006, and less than 10% in 2008 and 2007.

On July 30, 2007, CMS issued a national coverage decision (“NCD”) establishing criteria for reimbursement by Medicare for ESA usage which led to a significant decline in utilization of these drugs by oncologists, including those affiliated with US Oncology. Because the NCD relates to specific clinical determinations in connection with administration of ESAs and the Company does not make clinical decisions for affiliated physicians, analysis of the financial impact of the NCD is a complex process and continues to be closely monitored. The NCD has resulted in a significant decline in the use of ESAs by oncologists, including those affiliated with the Company. A significant decline in ESA usage has had a significant adverse affect on the Company’s results of operations, and, particularly, its Medical Oncology Services and Pharmaceutical Services segments.

In addition, the Oncology Drug Advisory Committee of the FDA (“ODAC”) met on March 13, 2008, to further consider the use of ESAs in oncology. Based upon the ODAC findings, on July 30, 2008, FDA published a final new label for the ESA drugs Aranesp and Procrit. Unlike the NCD from CMS, which governs reimbursement, rather than prescribing, for Medicare beneficiaries only, the label indication directs appropriate physician prescribing and applies to all patients and payers.

FDA also mandated that a Risk Evaluation and Mitigation Strategy (“REMS”) with respect to ESAs be adopted. A REMS proposal by manufacturers was filed with the FDA in late August, 2008. The REMS will focus on future ESA prescribing and is projected to require additional patient consent/education requirements, medical guides and physician registration procedures. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

length of time required for the FDA to approve the REMS and for the manufacturers to implement the new program is uncertain, however we believe it may be released during the first quarter of 2009. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients. It is not possible to estimate the impact of the REMS on the financial results of the Company as it relates to prescribing patterns, until the REMS is in effect (expected to be sometime in 2009). We believe a possible impact of the REMS could be further reductions in ESA utilization.

Operating income attributable to ESAs administered by our network of affiliated physicians was $32.1 million, $58.0 million and $49.2 million in 2008, 2007 and 2006, respectively. The operating income reflects results from our Medical Oncology Services segment which relate primarily to the administration of ESAs by practices receiving comprehensive management services and from our Pharmaceutical Services segment which includes purchases by physicians affiliated under the OPS model, as well as distribution and group purchasing fees received from manufacturers. As the NCD was effective July 30, 2007, the impact of reduced ESA utilization was not fully reflected in the results for the last half of 2007. In addition, there was a net increase in ESA pricing, the impact of which is included in the 2008 financial results.

The Company’s only service agreement that represents more than 10% of revenue is with Texas Oncology, P.A. (“Texas Oncology”). Texas Oncology accounted for approximately 25% of revenue for the years ended December 31, 2008, 2007 and 2006. Set forth below is selected, unaudited financial and statistical information for Texas Oncology (in thousands):

	Year ended December 31,
	2008	2007	2006
Net revenue	$1,021,430	$977,959	$924,131
Service fees paid to the Company:
Reimbursement of expenses	744,951	715,521	666,049
Earnings component	33,446	63,646	64,062

Net operating revenue	778,397	779,167	730,111

Amounts retained by Texas Oncology	$243,033	$198,792	$194,020

Physicians associated with Texas Oncology at end of period	299	277	257
Cancer centers utilized by Texas Oncology at end of period	37	38	38

The Company’s operating margin for the Texas Oncology service agreement was 5.2%, 8.2%, and 8.8% for the years ended December 31, 2008, 2007 and 2006. Operating margin is computed by dividing the earnings component of the service fee by the total service fee.

Cost of Products

Cost of products includes the cost of pharmaceuticals, personnel costs for pharmacy staff, shipping and handling fees and other related costs. Cost of products is net of rebates earned from pharmaceutical manufacturers and cash discounts, if any. Rebates receivable from pharmaceutical manufacturers are accrued in the period earned by multiplying rebate eligible drug purchases of affiliated practices by the estimated contractually agreed manufacturer rebate amount. Rebate estimates are revised to actual, with the difference recorded to cost of products, upon billing to the manufacturer, generally within 30 days subsequent to the end of the applicable quarter, based upon usage data. The effect of adjustments to estimates, resulting from the reconciliation of rebates recorded to actual amounts billed has not historically been material to the Company’s results of operations. Cash discounts for prompt payments to manufacturers are recognized as a reduction to cost of products when payment for the related pharmaceutical purchases are made. The cost of pharmaceutical drugs in inventory is reduced for estimated rebates.

Cost of Services

Cost of services consists principally of personnel costs, lease costs or depreciation for real estate and equipment used in providing the service and other operating costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Other Income (Expense)

Other income (expense) for the year ended December 31, 2008 includes a $1.4 million gain on the sale of an investment in a tissue banking company and $0.8 million gain on the sale of undeveloped property.

Cash and Cash equivalents

The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents.

Accounts receivable

Reimbursements relating to healthcare accounts receivable, particularly governmental receivables, are complex, change frequently and could in the future adversely impact the Company’s ability to collect accounts receivable and the accuracy of its estimates.

To the extent the Company is legally permitted to do so, the Company purchases accounts receivable generated by treating patients from its CSA practices. The Company purchases these receivables at their estimated net realizable value, which in management’s judgment is the amount that it expects to collect, taking into account contractual agreements that reduce gross fees billed and allowances for accounts that may otherwise be uncollectible. For accounts receivable that the Company is not legally permitted to purchase (generally receivables from government payers), the Company lends an amount equal to the net realizable value of such receivables to the practice, secured by the applicable receivable and payable from proceeds of collecting such receivables. Whether receivables are purchased or funds are advanced in the form of a loan, such amounts appear on the balance sheet as accounts receivable. If the Company determines that accounts are uncollectible after purchasing them from a practice, its contracts require the practice to reimburse the Company for the additional uncollectible amount. Such reimbursement reduces the practice’s earnings for the applicable period. Because the Company’s management fees are partly based upon practice earnings, this adjustment would also reduce its service fees. Typically, the impact of adjustments such as these on the Company’s fees is not significant.

The Company maintains decentralized billing systems, which vary by individual practice. The Company evaluates the realizability of receivables and records appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than the Company’s estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of prior estimates. This risk is particularly relevant for periods in which there is a significant shift in reimbursement from large payers.

The Company’s accounts receivable are a function of net patient revenue of the affiliated practices rather than the Company’s revenue. Receivables from the Medicare and state Medicaid programs accounted for approximately 45.6% and 43.7% of the Company’s gross trade receivables for the year ended December 31, 2008 and 2007, respectively, and are considered to have minimal credit risk. No other payer accounted for more than 10.0% of accounts receivable for the years ended December 31, 2008 or 2007.

Accounts receivable also include amounts due from practices affiliated under the OPS model which relate primarily to their purchases of pharmaceuticals. Unlike practices affiliated through the CSA model, the Company does not maintain billing and collection systems for practices affiliated under the OPS model and its collection of receivables from OPS customers is subject to their willingness and ability to pay for products and services delivered by the Company. Payment terms for OPS customers vary, ranging from daily debit to 45 days from the date products and services are delivered. Where appropriate, the Company seeks to obtain personal guarantees from affiliated physicians to support the collectability of these receivables. The Company provides an allowance for uncollectible amounts based upon both an estimate for specifically-identified doubtful accounts and an estimate based on an evaluation of the aging of receivable balances.

Other receivables

Other receivables consist of amounts due from pharmaceutical manufacturers and other miscellaneous receivables. Rebates are accrued based upon internally monitored usage data and expectations of usage during the measurement period for which rebates are accrued. Rebate estimates accrued prior to invoicing manufacturers (which generally occurs 10-30 days after the end of the measurement period) are revised to reflect actual usage data for the measurement period invoiced. For certain agreements, the Company records market share rebates at the time it invoices the manufacturer, as information necessary to reliably assess whether such amounts will be earned is not available until that time. Billings are subject to review, and possible adjustment, by the manufacturer. Adjustments to estimates of rebates earned, based on manufacturers’ review of the billings, have not been material to the Company’s financial position or results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2007, other receivables include amounts due from one manufacturer that represent nearly 90%, or $86.5 million, of the Company’s other receivables. Effective October 7, 2008, this manufacturer converted a substantial portion of rebates to discounts which impact cash flow upon invoicing from the manufacturer. At December 31, 2008, this manufacturer balance decreased by $74.6 million, from December 31, 2007, as a result.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of prepaid expenses, such as insurance, and certain other assets expected to be realized within one year.

Inventories

Inventories consist of pharmaceutical drugs and are stated at the lower of cost, using the average cost method, or market. Inventory quantities are determined from physical counts.

Due from and to affiliates

The Company has advanced to certain of its practices amounts needed for working capital purposes, primarily to purchase pharmaceuticals. In addition, from time to time the Company advances funds to assist with the development of new markets, to support the addition of physicians, and support the development of new services. Depending on the terms of specific transactions, certain advances bear interest at a market rate which may be based on either the prime interest rate or at the Company’s average cost of capital. These advances are unsecured and are repaid in accordance with the terms of the agreement evidencing the advance.

Amounts due from affiliates are reviewed when events or changes in circumstances indicate their recorded amount may not be recoverable. If the review indicates that the anticipated recoverable amount is less than the carrying value, the Company’s carrying value of the asset is reduced accordingly.

Amounts due to affiliates represent amounts to be retained by affiliated practices under comprehensive service agreements.

Property and equipment

Property and equipment is stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of (i) three to ten years for computers and software, clinical equipment, and furniture and fixtures, (ii) the lesser of ten years or the remaining lease term for leasehold improvements and (iii) twenty-five years for buildings. These lives reflect management’s best estimate of the respective assets’ useful lives, and subsequent changes in operating plans or technology could result in future impairment charges to these assets. Interest costs incurred during the construction of major capital additions, primarily cancer centers, are capitalized.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the capitalized cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Consolidated Statements of Operations and Comprehensive Income.

Service agreements, net

Service agreements represent the consideration paid for the Company’s rights to manage practices. Consideration paid may include the assumption of certain liabilities, the estimated value of nonforfeitable commitments by the Company to issue common stock at specified future dates for no additional consideration, short-term and subordinated notes, cash payments and related transaction costs.

During the initial terms of the agreements, the affiliated practices have agreed to provide medical services on an exclusive basis only through facilities managed by the Company. The agreements are noncancelable except for performance defaults. The Company amortizes these costs on a straight-line basis over the lesser of the term of each agreement or 20 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Should these agreements be terminated prior to their full amortization, the Company may experience a charge to its operating results for the unamortized portion of the service agreement intangible assets. Under the service agreements, the Company is the exclusive provider of certain services to its affiliated practices which include providing facilities, management information systems, clinical research services, personnel management and strategic, financial and administrative services. Specifically, the Company, among other things, (i) develops, constructs and manages free-standing cancer centers which provide for treatment areas and equipment for medical oncology, radiation therapy and diagnostic radiology, (ii) expands diagnostic capabilities of practices through installation and management of PET technology, (iii) coordinates and manages cancer drug research for pharmaceutical and biotechnology companies, (iv) purchases and manages the inventory of cancer-related drugs for affiliated practices, and (v) provides management and capital resources to affiliated practices including data management, accounting, compliance and other administrative services.

Each service agreement provides for the formation of a policy board for each practice. The policy board meets periodically, approves those items having a significant impact on the affiliated practice and develops the practice’s strategic initiatives. Two significant items reviewed and approved by the policy board are the annual budget for the practice and the addition of facilities, services or physicians. Each service agreement provides a mechanism to adjust the Company’s service fee, if a change in law modifies the underlying financial arrangement between the Company and the affiliated practice.

Impairment of Property and Equipment and Service Agreements, net

Property and equipment that is intended to be held and used by the Company and service agreement intangible assets are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis and, if necessary, recognizes a loss for the difference between the carrying amount and the fair value of the asset. Impairment analysis is subjective and assumptions regarding future growth rates and operating expense levels can have a significant impact on the expected future cash flows and impairment analysis (see Note 6).

Goodwill

The Company tests for the impairment of goodwill on at least an annual basis. The Company’s goodwill impairment test involves a comparison of the fair value of each operating segment with its carrying amount. The Company considers its operating segments to which goodwill has been allocated, Medical Oncology Services, Cancer Center Services and Pharmaceutical Services, to be the reporting units subject to impairment review. With the assistance of a third party valuation firm, fair value is estimated using discounted cash flows and other market-related valuation models, including earnings multiples and comparable asset market values. If the fair value is less than the carrying value, goodwill is considered impaired (see Note 5).

Other assets

Other assets consist primarily of deferred debt financing costs, which are capitalized and amortized over the terms of the related debt agreements, investments in unconsolidated subsidiaries, an intangible asset relating to customer relationships, acquired as part of the AccessMed purchase in 2006, and a receivable from a former affiliated practice (see Notes 5 and 10).

Income taxes

US Oncology, Inc. and subsidiaries are included in the consolidated tax return of its parent, US Oncology Holdings, Inc., and accounts for income taxes based on the “separate return” method. This method provides that current and deferred taxes are accounted for as if US Oncology were a separate taxpayer. Any differences between the tax provision (or benefit) allocated to US Oncology under the separate return method and payments to be made to (or received from) Holdings for tax expense is treated as either dividends or capital contributions. As such, the amount by which US Oncology’s tax liability as stated under the separate return method exceeds the amount of tax liability ultimately settled due to utilizing incremental expenses of the parent, is periodically settled as a capital contribution from Holdings to US Oncology.

The Company reports its consolidated results of operations for federal and state income tax purposes. For operations subject to income taxes, the Company uses the liability method of accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when such differences reverse. Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized (see Note 9 - Income Taxes).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Stock-based compensation

For all awards issued after January 1, 2006, compensation expense is recognized in the Company’s financial statements over the requisite service period, usually the vesting period, net of estimated forfeitures, based on the fair value as of the grant date. No compensation expense is recognized for options awarded prior to January 1, 2006, unless these awards are subsequently modified. The Company applies the Black-Scholes method to value option awards granted. Because the Company does not have publicly-traded equity, it has developed a volatility assumption to be used for option valuation based upon an index of publicly-traded peer companies.

Fair value of financial instruments

The Company’s receivables, payables, prepaids and accrued liabilities are current assets and obligations on normal terms and, accordingly, the recorded values are believed by management to approximate fair value. The fair value of indebtedness differs from its carrying value based on current market interest rate conditions as evidenced by market transactions (see Note 7). In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Company has partially applied, as permitted, the provisions of the statement to its disclosures related to assets and liabilities which are measured at fair value on a recurring basis (at least annually). As a result, SFAS No. 157 currently applies only to the Company’s interest rate swap liability (see Note 4).

Comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) and all other non-owner changes in stockholders’ equity during a period including unrealized fair value adjustments on certain derivative instruments. For the years ended December 31, 2008, 2007 and 2006, the Company had recorded other comprehensive income, net of tax, for unrealized gains (losses) related to interest rate swaps designated as cash flow hedges, totaling $1.5 million, $(2.5) million and $39 thousand, respectively.

Recent Accounting Pronouncements

In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Statement does not require new fair value measurements, however for some entities, the application of this Statement changed current practice. In developing this standard, the FASB considered the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. Effective January 1, 2008, the Company partially adopted SFAS No. 157 as allowed by the FASB issued Staff Position No. 157-2 (“FSP 157-2”), which defers the effective date of SFAS No. 157 for one year for certain non-financial assets and liabilities. Due to the Company’s election under FSP 157-2, the Company has applied the provisions of the statement to financial assets and liabilities which are measured at fair value on a recurring basis (at least annually), which for the Company is limited to its interest rate swap. Partial adoption of the standard did not have a material impact on the Company’s consolidated results of operations or financial condition (see Note 4). The provisions of SFAS No. 157 related to other non-financial assets and liabilities, specifically the Company’s management service agreements and goodwill assets and its fixed-rate long-term liabilities, was effective for the Company on January 1, 2009, and will be applied prospectively. The Company is currently evaluating the impact that these additional SFAS 157 provisions will have on the Company’s consolidated financial statements.

In February, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS No. 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 was effective beginning January 1, 2008. The Company did not apply the fair value election under SFAS No. 159 and, therefore, the statement did not have an impact on the Company’s consolidated financial statements.

In June, 2007, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force Issue (“EITF”) No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 requires companies to recognize a realized income tax benefit associated with dividends or dividend equivalents paid on nonvested equity-classified employee share-based payment awards that are charged to retained earnings as an increase to additional paid-in capital. EITF 06-11 was effective beginning January 1, 2008 and was adopted prospectively by the Company as of January 1, 2008 with no material impact on the Company’s consolidated financial statements.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In December, 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in an acquiree and the resulting goodwill. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for annual reporting periods beginning after December 15, 2008. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The Company expects SFAS 141R will have an impact on the Company’s accounting for future business combinations once adopted, however the effect is dependent upon acquisitions which may occur in the future.

In December, 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” which establishes new standards governing the accounting for and reporting of non-controlling interests (NCIs) in partially-owned subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, rather than a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially-owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective for annual reporting periods beginning after December 15, 2008. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in the Company’s consolidated financial statements contained herein.

In March, 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. SFAS 161 is effective for the Company on January 1, 2009. The Company is currently in the process of evaluating the new disclosure requirements under SFAS 161 and does not expect it to have a material impact to the Company’s consolidated financial statements.

In April, 2008, the FASB issued Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under other U.S. generally accepted accounting principles. FSP 142-3 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. These disclosure requirements will be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company is in the process of evaluating the impact of FSP 142-3 particularly as it relates to any future service agreements (see Note 5 regarding intangible assets currently held by the Company). The adoption of FSP 142-3 is not expected to have a material impact on the Company’s consolidated financial statements.

In May, 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities. Any effect of applying the provisions of SFAS 162 is to be reported as a change in accounting principle in accordance with FASB Statement No. 154, Accounting Changes and Error Corrections. SFAS 162 was effective November 15, 2008, and was adopted without impact on the Company’s consolidated financial statements.

In October, 2008, the FASB issued Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). This FSP clarifies the application of SFAS 157 in determining the fair values of assets or liabilities in a market that is not active. This staff position became effective upon issuance, including prior periods for which financial statements have not been issued. The Company has adopted this FSP without material impact to the consolidated financial statements.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—PROPERTY AND EQUIPMENT

As of December 31, 2008 and 2007, the Company’s property and equipment consisted of the following (in thousands):

	December 31,
	2008	2007
Land	$38,084	$39,028
Buildings and leasehold improvements	234,102	223,649
Clinical equipment and furniture	386,803	322,168
Construction in progress	50,155	38,665

	709,144	623,510
Less accumulated depreciation and amortization	(298,896)	(223,889)

	$410,248	$399,621

Amounts recorded as construction in progress at December 31, 2008 and 2007 primarily relate to construction costs incurred in the development of cancer centers for the Company’s affiliated practices. Interest costs incurred during the construction of major capital additions, primarily cancer centers, is capitalized. Capitalized interest for the years ended December 31, 2008, 2007 and 2006 was $1.1 million, $1.0 million, and $0.9 million, respectively.

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $81.8 million, $74.1 million, and $68.5 million, respectively.

NOTE 4—FAIR VALUE MEASUREMENTS

In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Effective January 1, 2008, the Company partially adopted SFAS No. 157 as allowed by the FASB-issued Staff Position No. 157-2 (“FSP 157-2”), which defers the effective date of SFAS No. 157 for one year for certain non-financial assets and liabilities. Due to the Company’s election under FSP 157-2, the Company has applied the provisions of the statement to its disclosures related to financial assets and liabilities which are measured at fair value on a recurring basis (at least annually). As a result, SFAS No. 157 currently applies only to the Company’s interest rate swap liability.

SFAS No. 157 requires disclosures that categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting our assumptions about pricing by market participants. The Company classifies assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs.

Liabilities consist of the Company’s interest rate swap, only, which is valued using models based on readily observable market parameters for all substantial terms of the derivative contract and, therefore, is classified as Level 2. Under the interest rate swap the Company pays a fixed rate of 4.97% and receives a floating rate based on the six-month LIBOR on a notional amount of $425.0 million. The floating rate is set at the start of each semi-annual interest period with the final interest settlement date on March 15, 2012. The fair value of the interest rate swap is estimated based upon the expected future cash settlements, as reported by the counterparty, using observable market information. The most significant factors in estimating the value of the interest rate swap is the assumption made regarding the future interest rates that will be used to establish the variable rate payments to be received by the Company and the discount rate used to determine the present value of those estimated future payments. The Company considers both counterparty credit risk and its own credit risk when estimating the fair market value of the interest rate swap. Because of negative differential between the current (and projected) LIBOR rate and the fixed interest rate paid by the Company, as well as the counterparty’s credit rating, counterparty credit risk

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

is assessed to be minimal and did not impact the fair value of the interest rate swap. The Company also assesses its own credit risk in the valuation of its obligation under the interest rate swap using Company-specific market information. The most significant market information considered was the credit spread between the Holdings Notes, an instrument with a similar credit profile and term as the interest rate swap, and the like term treasury spread (as an estimate of a risk free rate). As a result of evaluating the Company’s nonperformance risk, the estimated fair value of the interest rate swap was reduced by $10.8 million during the year ended December 31, 2008. An increase in future LIBOR rates of 1.00 percent would increase (in the Company’s favor) the fair value of the of the interest rate swap by $8.8 million and a decrease in future interest rates of 1.00 percent would negatively impact its fair value by the same amount. Because a portion of the Company’s indebtedness, approximately $468.4 million, remains exposed to changes in variable interest rates, movements that favorably impact the fair market value of the interest rate swap will increase the interest expense associated with our indebtedness that remains subject to variable interest rate risk.

The following table summarizes the assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 (in thousands).

	Fair Value as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets	$—	$—	$—	$—
Liabilities
Other accrued liabilities	(10,537)	—	(10,537)	—
Other long-term liabilities	(19,999)	—	(19,999)	—

Total	$(30,536)	$—	$(30,536)	$—

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—INTANGIBLE ASSETS AND GOODWILL

The following table summarizes changes in the Company’s service agreement, customer relationship intangible assets and goodwill from December 31, 2005 to December 31, 2008 (in thousands):

	Service Agreements, net	Customer Relationships, net	Goodwill (1)
Balance at December 31, 2005	$242,687	$—	$716,732
Acquisition of new business	—	4,990	27,451
Adjustment for new basis	—	—	13,687
Practice affiliations and other additions, net	11,740	—	—
Amortization expense	(14,327)	(250)	—

Balance at December 31, 2006	240,100	4,740	757,870
Practice affiliations and other additions, net	7,573	—	—
Impairment charges	(9,339)	—	—
Amortization expense and other	(14,484)	(498)	(600)

Balance at December 31, 2007	223,850	4,242	757,270
Practice affiliations and other additions, net	70,806	—	—
Impairment charges	—	—	(380,000)
Amortization expense and other	(21,010)	(499)	—

Balance at December 31, 2008	$273,646	$3,743	$377,270

Average of straight-line based amortization period in years as of December 31, 2008	14	10	n/a

(1)	Changes in goodwill noted in the table above impacted the Company’s reporting segments as follows:

	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Total
December 31, 2005	$409,322	$177,898	$129,512	$716,732
New business acquisition	—	—	27,451	27,451
Adjustment for new basis	—	13,717	(30)	13,687

December 31, 2006	409,322	191,615	156,933	757,870
Other	(409)	(191)	—	(600)

December 31, 2007	408,913	191,424	156,933	757,270
Impairment charges	(380,000)	—	—	(380,000)

December 31, 2008	$28,913	$191,424	$156,933	$377,270

As of December 31, 2008, goodwill associated with the Medical Oncology Services, Cancer Center Services and Pharmaceutical Services segments was $28.9 million, $191.4 million and $157.0 million, respectively. The carrying values of goodwill and service agreements are subject to impairment tests on at least an annual basis and more frequently if events or circumstances arise that indicate the recorded value of goodwill may not be recoverable. The Company’s practice has been to perform its annual assessment of goodwill for each operating segment during the fourth quarter and to complete the assessment in connection with preparation of its year-end financial statements. The Company considers its operating segments to which goodwill has been allocated, Medical Oncology Services, Cancer Center Services and Pharmaceutical Services, to be the reporting units subject to impairment review. In connection with the preparation of the financial statements for the three months ended March 31, 2008, and as a result of the decline in the financial performance of the medical oncology services segment, the Company assessed the recoverability of goodwill related to that segment. Through strategic initiatives to broaden operations, the Company has become less dependent on its medical oncology segment as a source of earnings since goodwill was initially recorded in connection with the Merger in August 2004. During the year ended December 31, 2007, earnings in the medical oncology segment were negatively impacted by reduced coverage for ESAs as a result of revised product labeling issued by the FDA and coverage restrictions imposed by CMS. As a result of declining earnings, goodwill was tested for impairment during both the three months ended September 30, 2007 and December 31, 2007 and no impairment was identified. During the three months ended March 31, 2008, price increases from manufacturers of ESAs and additional safety concerns related to the use of ESAs continued to result in reduced utilization by affiliated physicians and adversely impact both current and projected operating results for the medical oncology services segment. As a result of these safety concerns, on March 13, 2008, the Oncology Drug Advisory Committee (“ODAC”) met to consider the use of these drugs in oncology

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

and recommended further restrictions. These factors, along with a lower market valuation at March 31, 2008 resulting from unstable credit markets, led the Company to recognize a non-cash goodwill impairment charge in the amount of $380.0 million related to its medical oncology services segment during the three months ended March 31, 2008. The impairment charge is not expected to result in future cash expenditures. Further, the charge is a non-cash item that does not impact the financial covenants of US Oncology’s senior secured credit facility. There were no additional impairments identified through the end of December 31, 2008. However, future adverse changes in actual or anticipated operating results, as well as unfavorable changes in economic factors and market multiples used to estimate the fair value of the Company, could result in future non-cash impairment charges.

When an impairment is identified, an impairment charge is necessary to state the carrying value of goodwill at its implied fair value, based upon a hypothetical purchase price allocation assuming the segment was acquired for its estimated fair value. With the assistance of a third party valuation firm, the fair value of the medical oncology services segment was estimated by considering the segment’s recent and expected financial performance as well as a market analysis of transactions involving comparable entities for which public information is available. Determining the implied fair value of goodwill also requires the identification and valuation of intangible assets that have either increased in value or have been created through the Company’s initiatives and investments since the goodwill was initially recognized. In connection with assessing the impairment charge, the Company identified previously unrecognized intangible assets, as well as increases to the fair value of the recognized management service agreement intangible assets, which amounted to approximately $160 million in the aggregate. Value assigned to these intangible assets reduced the amount attributable to goodwill in a hypothetical purchase price allocation and, consequently, increased the impairment charge necessary to state goodwill at its implied fair value by a like amount. In accordance with GAAP, these increases in the fair value of other intangible assets have not been recorded in the Company’s consolidated balance sheet as of December 31, 2008.

During 2008, additions to service agreements of $70.8 million (consideration of $39.2 in cash, $34.3 million in notes and $0.3 million in equity less $3.0 million accrued in 2007) included affiliation transactions with 75 physicians under contracts with remaining terms between 10 and 20 years. During the year ended December 31, 2007, the Company impaired service agreement intangibles with a carrying value of $9.3 million (see Note 6 “Impairment and Restructuring Charges”). During April, 2006 the Company disaffiliated with a 35 physician net revenue model practice.

Accumulated amortization relating to service agreements was $52.6 million and $33.0 million at December 31, 2008 and 2007, respectively.

NOTE 6—IMPAIRMENT AND RESTRUCTURING CHARGES

During the years ended December 31, 2008 and 2007, the Company recognized impairment and restructuring charges of $384.9 million and $15.1 million, respectively. No impairment and restructuring charges were recognized during the year ended December 31, 2006.

The components of the 2008 and 2007 charges are as follows (in thousands):

	Year Ended December 31,
	2008	2007
Goodwill	$380,000	$—
Severance costs	3,891	—
Services agreement, net	—	9,339
Property and equipment, net	—	4,974
Future lease obligations	950	792
Other	88	21

Total	$384,929	$15,126

During 2008, the Company recognized restructuring charges of $4.8 million related to employee severance and lease termination fees. Also during 2008, we recognized a $380.0 million impairment charge to goodwill in our medical oncology services segment (see Note 5).

The impairment and restructuring charges of $15.1 million recognized during the year ended December 31, 2007 relate to four markets in which the Company operates. During the three months ended March 31, 2007, we recognized

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

impairment and restructuring charges amounting to $7.4 million. In the large majority of our markets, we believe our strategies of practice consolidation, expansion of services and process improvement continue to be effective. In a minority of our geographic markets, however, specific local factors have prevented effective implementation of our strategies, and practice performance has declined. Specifically, in two markets in which we have affiliated practices, these market-specific conditions resulted in recognizing impairment and restructuring charges.

In the first of these two markets (during the three months ended September 30, 2006), state regulators reversed a prior determination and ruled that, under the state’s certificate of need law, the affiliated practice was required to cease providing radiation therapy services to patients at a newly constructed cancer center. The Company appealed this determination, however, during the three months ended March 31, 2007, efforts had not advanced sufficiently, and, therefore, the resumption of radiation services or other means to recover the investment were not considered likely. Consequently, an impairment charge of $1.6 million was recorded during the three months ended March 31, 2007. During the three months ended March 31, 2008, the Company received a ruling in its appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed, and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008 while the appeal is still pending. As a result, the practice resumed diagnostic services in September, 2008 and radiation services in February, 2009.

In the second market, financial performance deteriorated as a result of an excessive cost structure relative to practice revenue. During the three months ended March 31, 2007, the Company recorded impairment and restructuring charges of $5.8 million because, based on anticipated operating results, it did not expect that practice performance would be sufficient to recover the value of certain assets and the intangible asset associated with the management service agreement. Along with the affiliated practice, the Company has restructured the market to establish a base for future growth and to otherwise improve financial performance.

During the year ended December 31, 2007, we agreed to terminate comprehensive service agreements with two practices previously affiliated with us and to instead contract with them under our OPS model. We recognized impairment and restructuring charges of $7.7 million related to these practices, which relate primarily to a $5.0 million write-off of our service agreement intangible assets, where the comprehensive service agreement was terminated in connection with the conversions. Also included in the impairment charge is $2.5 million related to assets operated by the practices, which represents the excess of our carrying value over the acquisition price paid by the practices.

NOTE 7—INDEBTEDNESS

As of December 31, 2008 and 2007, the Company’s long-term indebtedness consisted of the following (in thousands):

	December 31,
	2008	2007
US Oncology, Inc.
Senior Secured Credit Facility	$436,666	$471,602
9.0% Senior Notes, due 2012	300,000	300,000
10.75% Senior Subordinated Notes, due 2014	275,000	275,000
9.625% Senior Subordinated Notes, due 2012	3,000	3,000
Subordinated notes	34,956	1,606
Mortgages and capital lease obligations	22,188	18,974

	1,071,810	1,070,182
Less current maturities	(10,677)	(38,613)

	$1,061,133	$1,031,569

US Oncology Holdings, Inc.
Senior Floating Rate PIK Toggle Notes, due 2012	456,751	425,000

	$1,517,884	$1,456,569

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Scheduled maturities of indebtedness for the next five years are as follows (in thousands):

	2009	2010	2011	2012	2013	Thereafter
US Oncology payments due	$10,677	$229,521	$224,158	$308,308	$8,407	$290,739
Holdings payments due	—	—	—	456,751	—	—

Summarized below are the principal terms of the agreements that govern the Company’s outstanding indebtedness.

Senior Secured Credit Facility

The senior secured credit facility provides for senior secured financing of up to $660.0 million. The facility consists of:

•

a $160.0 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility that will terminate on August 20, 2010. At December 31, 2008 and 2007, no amounts had been borrowed under the revolving credit facility. As of December 31, 2008, outstanding letters of credit amounting to $23.3 million reduced the balance available for borrowing to $136.7 million (further limited to approximately $130 million due to leverage ratio requirements under financial covenants as of December 31, 2008), and

•

a $500.0 million term loan facility with a final maturity date in August, 2011 (quarterly payments of approximately $110 million due beginning in September, 2010) which has been drawn in full. The amount outstanding under the term loan amounted to $436.7 million as of December 31, 2008. No additional amounts may be borrowed under the term loan facility without future amendment to the facility.

The interest rates applicable to loans, other than swingline loans, under the senior secured credit facility are, at the Company’s option, equal to either an alternate base rate or an adjusted LIBOR for a one, two, three or six month interest period chosen by the Company (or a nine or 12 month period if all lenders agree to make an interest period of such duration available) in each case, plus an applicable margin percentage. Based on the six-month LIBOR at December 31, 2008, borrowings under the revolving credit facility have an effective interest rate of 4.5%. Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

As of December 31, 2008, the alternate base rate is the greater of (i) the prime rate or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR is based upon offered rates in the London interbank market. Currently, the applicable margin percentage is a percentage per annum equal to (i) 1.75% for alternate base rate term loans, (ii) 2.75% for adjusted LIBOR term loans, (iii) 1.75% for alternate base rate revolving loans and (iv) 2.75% for adjusted LIBOR revolving loans. The applicable margin percentage under the revolving credit facility and term loan facility are subject to adjustment based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA (as defined in the credit agreement). For the years ended December 31, 2008, 2007 and 2006 the average interest rate was 5.54%, 7.90% and 7.81%, respectively.

On the last business day of each calendar quarter the Company is required to pay each lender a commitment fee in respect of any unused commitment under the revolving credit facility. The commitment fee is currently 0.50% annually and is subject to adjustment based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA.

The senior secured credit facility requires scheduled quarterly payments of $1.2 million on the term loan each until September 2010, with the balance at that time paid in four equal quarterly installments thereafter.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The senior secured credit facility requires mandatory prepayments of term loans, subject to certain exceptions, in amounts equal to:

•	100% of the net cash proceeds from asset sales, except, in certain cases, when proceeds are reinvested by the Company within a specified period,

•	50% of the net cash proceeds from the issuance of certain equity securities by Holdings or US Oncology,

•	100% of the net cash proceeds from the issuance of certain debt securities by Holdings or US Oncology, and

•	75% (subject to reduction based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA) of the Company’s annual excess cash flow as defined.

Voluntary prepayments of loans under the senior secured credit facility and voluntary reductions of revolving credit commitments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR loans.

Indebtedness under the senior secured credit facility is guaranteed by all of US Oncology’s current restricted subsidiaries, all of US Oncology’s future restricted subsidiaries and by Holdings, and is secured by a first priority security interest in substantially all of US Oncology’s existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology’s capital stock and the capital stock of the guarantor subsidiaries.

The senior secured credit facility contains the most restrictive covenants related to the Company’s indebtedness and requires US Oncology to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which become more restrictive over time. The Company may be obligated (based on certain leverage thresholds) to make payments on its term loan facility of up to 75% of “excess cash flow”, as defined. A payment of $29.4 million under this provision was required based on cash flow for the year ended December 31, 2007, and was paid in April, 2008. No such payment was required for the years ended December 31, 2008 and 2006. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor.

On November 30, 2007, the Company amended its senior secured credit facility to increase the maximum leverage and decrease the minimum interest coverage ratios required under the facility. The amended terms provided flexibility as the Company responded to the adverse impact of reduced ESA reimbursement. In addition, the amendment increased the Company’s ability to invest in future growth by increasing capital available for practice affiliations and other investments, as well as making other revisions necessary to support expansion into additional service offerings. In connection with the amendment, the LIBOR spread on outstanding borrowings increased from 225 basis points to 275 basis points and consenting lenders were paid an amendment fee of 25 basis points. The aggregate amendment fee paid was approximately $1.5 million and was capitalized as debt issuance costs which is being amortized over the remaining term of the senior secured facility. At December 31, 2008, the minimum interest coverage ratio was 1.95:1 and the maximum leverage ratio was 5.60:1. The ratios become more restrictive (generally on a quarterly basis) and, at maturity in 2011, the minimum interest coverage ratio required will be at least 2.50:1 and the maximum leverage ratio may not be more than 4.75:1.

As of December 31, 2008, the Company is in compliance with all financial covenants related to the Senior Secured Credit Facility.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.0% Senior Notes and 10.75% Senior Subordinated Notes

On August 20, 2004, the Company sold $300.0 million in aggregate principal amount of 9% Senior Notes due 2012 and $275.0 million in aggregate principal amount of 10.75% Senior Subordinated Notes due 2014.

The 9.0% senior notes mature on August 15, 2012 and bear fixed interest at a rate of 9% per annum, payable semi-annually in arrears on February 15 and August 15. The senior notes are unconditionally guaranteed, jointly and severally and on an unsecured senior basis, by most of the Company’s subsidiaries. The 10.75% Senior Subordinated Notes mature on August 15, 2014 and bear interest at a fixed rate of 10.75% per annum, payable semiannually in arrears on February 15 and August 15. The senior subordinated notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by most of the Company’s subsidiaries.

On and after August 15, 2008 and 2009, the Company is entitled at its option to redeem all or a portion of the senior notes and senior subordinated notes, respectively, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period ending on August 15 of the years set forth below:

	Redemption Price
Period	Senior Notes	Senior Subordinated Notes
2009	104.500%	—
2010	102.250%	105.375%
2011	100.000%	103.583%
2012	100.000%	101.792%
2013 & thereafter	100.000%	100.000%

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes or the senior subordinated notes. However, upon the occurrence of any change of control of the Company, each holder of senior notes or senior subordinated notes shall have the right to require the Company to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

The indentures governing the senior notes and senior subordinated notes contain customary events of default and affirmative and negative covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

9.625% Senior Subordinated Notes

US Oncology has senior subordinated notes with an original aggregate principal amount of $175.0 million maturing February 2012. Interest on these notes accrues at a fixed rate of 9.625% per annum payable semi-annually in arrears on each February 1 and August 1 to the holders of record of such notes as of each January 15 and July 15 prior to each such respective payment date.

In August 2004, US Oncology commenced a tender offer to acquire the outstanding 9.625% senior subordinated notes due 2012, obtain holder consents to eliminate substantially all of the restrictive covenants and make other amendments to the indenture governing such notes. The Company acquired $172.0 million in aggregate principal amount of the Company’s existing 9.625% senior subordinated notes.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Subordinated Notes

Subordinated notes were issued to certain physicians with whom the Company entered into service agreements. Substantially all of the subordinated notes outstanding at December 31, 2008 bear interest from 6% to 7%, are due in installments through 2014 and are subordinated to senior bank and certain other debt. During the year ended December 31, 2008, $34.3 million in subordinated notes were issued in affiliation transactions. If the Company fails to make payments under any of the notes, the respective practice can terminate its service agreement with the Company.

Mortgages and Capital Lease Obligations

In January, 2005, the Company incurred mortgage indebtedness of $13.1 million to finance the acquisition of real estate and construction of a cancer center. The mortgage debt bears interest at a fixed annual rate of 6.2% on $8.5 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. The Company pays monthly installments of principal and interest and the mortgage matures in January, 2015. In December, 2006, the Company incurred an additional $4.5 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 7.25% on $2.9 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. The Company pays monthly installments of principal and interest and the mortgage matures in December 2016. In April, 2008, the Company incurred an additional $4.0 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 6.25%. The Company pays monthly installments of principal and interest and the mortgage matures in May, 2018. As of December 31, 2008, the outstanding indebtedness on total mortgages was $19.6 million.

Leases for medical and office space, which meet the criteria for capitalization, are capitalized using effective interest rates between 8.0% and 12.0% with original lease terms up to 20 years. In March, 2006, the Company amended the lease agreements for two cancer centers operated through capital leases in a manner that resulted in the modified leases being classified as operating leases. Consequently, the remaining capital lease obligation of $11.0 million and the carrying value of the related capital assets of $10.7 million were retired, resulting in a $0.3 million gain that has been deferred and recognized as a reduction to rent expense over the remaining term of the leases. As of December 31, 2008 and 2007 capitalized lease obligations were approximately $2.6 million and $2.3 million and relate to cancer centers in which the Company is the sole tenant.

Holdings Senior Floating Rate Notes

US Oncology Holdings, Inc. issued $250 million Senior Floating Rate Notes, due 2015 (“the Holdings Notes”) in March, 2005. The Holdings Notes (refinanced in March, 2007) were senior unsecured obligations with interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25%. Simultaneously with the financing, Holdings entered into an interest rate swap agreement, effectively fixing the interest rate at 9.4% for a period of two years ended March 15, 2007.

In March, 2007 the Company completed a $425.0 million floating rate debt offering, the terms of which are described below. Proceeds from the Notes were used to repay the $250.0 million Floating Rate Notes and, after payment of transaction fees and expenses, a $158.6 million dividend to common and preferred shareholders. Simultaneously with the financing, Holdings entered into an interest rate swap agreement effectively fixing the interest rate at 9.5% for a period of five years ending March 15, 2012. The Company recognized a $12.9 million extinguishment loss related to payment of a 2.0% call premium, interest expense during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt.

Holdings Senior Floating Rate PIK Toggle Notes

On March 13, 2007, Holdings issued $425.0 million aggregate principal amount of Senior Unsecured Floating Rate PIK Toggle Notes due 2012 (the “Notes”) in a private offering to institutional investors. In connection with the issuance of the Notes, Holdings entered into a Purchase Agreement providing for the initial sale of the Notes and a Registration Rights Agreement with respect to registration rights for the benefit of the holders of the Notes. As required under the Registration Rights Agreement, the exchange offer was completed within 240 days after issuance of the Notes.

Holdings may elect to pay interest on the Notes entirely in cash, by issuing additional Notes (“PIK interest”), or by paying 50% in cash and 50% by issuing additional Notes. Cash interest accrues on the Notes at a rate per annum equal to six-month LIBOR plus the applicable spread. PIK interest accrues on the Notes at a rate per annum equal to the cash interest rate

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

plus 0.75%. LIBOR is reset semiannually. The applicable spread is 4.50% and is scheduled to increase by 0.50% on March 15, 2009 and increase again by 0.50% on March 15, 2010. The Notes mature on March 15, 2012. Simultaneously with the financing, Holdings entered into an interest rate swap fixing the LIBOR base interest on the Notes at 4.97% throughout their term. The initial interest payment due September 15, 2007 was made in cash. The Company must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. The Company elected to settle the interest payment due March 15, 2008 entirely by issuing additional notes which, on that date, increased the outstanding principal amount by $22.8 million as settlement for interest due, of which $13.2 million related to the period from September 15, 2007 to December 31, 2007 and $9.6 million related to the period from January 1, 2008 to March 15, 2008. The Company elected to pay interest due on September 15, 2008, 50% in cash and 50% in kind, which is an alternative available under the notes. To settle this payment, the Company paid $8.1 million in cash and issued an additional $8.9 million in notes. For the interest payment due March 15, 2009, the Company elected to settle the interest payment entirely by increasing the principal amount of the outstanding notes and expects to issue $18.9 million on that date.

Holdings may redeem all or any of the Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

Redemption period	Price
On or after September 15, 2008 and prior to September 15, 2009	102.0%
On or after September 15, 2009 and prior to September 15, 2010	101.0%
On or after September 15, 2010	100.0%

Because Holdings’ principal asset is its investment in US Oncology, US Oncology provides funds to service Holdings’ indebtedness through payment of dividends to Holdings. During the year ended December 31, 2007, US Oncology paid dividends of $34.9 million to Holdings to finance the semi-annual interest payment due March 15, 2007 on the $250.0 million senior floating rate notes, certain costs related to the issuance of the senior floating rate PIK toggle notes and the semi-annual interest payment due September 15, 2007 on the $425.0 million floating rate toggle notes. During 2008, US Oncology paid dividends of $13.0 million to Holdings to finance the semi-annual interest payment and the interest rate swap obligation due September 15, 2008. The terms of the existing senior secured credit facility, as well as the indentures governing US Oncology’s senior notes and senior subordinated notes, and certain other agreements, restrict it and certain of its subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. The senior notes and senior subordinated notes also require that US Oncology be solvent both at the time, and immediately following, a dividend payment to Holdings. In the event these agreements do not permit US Oncology to provide Holdings with sufficient distributions to fund interest payments, Holdings would be unable to pay interest on the notes in cash and would instead be required to pay PIK interest. Based on the Company’s financial projections, which include the adverse impact of reduced ESA coverage, and due to recent financial market volatility, the Company intends to pay PIK interest as permitted under the terms of the Notes. In addition, unlike interest on the Holdings Notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash (see Note 8). As a result of the current and projected low interest rate environment, and the related expectation that payments due on the interest rate swap will increase, the Company believes that cash payments for interest rate swap obligations will reduce the availability under the restricted payments provisions in US Oncology’s indebtedness to a level that additional payments for cash interest for the Holdings Notes no longer remain probable. As of December 31, 2008, amounts available under the restricted payments provision of our senior subordinated note agreements amounted to $29.7 million. Based on projected interest rates as of December 31, 2008, there will be available funds under the restricted payments provision in order to service, at a minimum, the estimated interest rate swap obligations through the end of 2009. The amount available under the restricted payments provision is based upon a portion of US Oncology’s cumulative net income adjusted upward for certain transactions, primarily receipt of equity proceeds and other capital contributions, and reduced principally by cumulative dividends paid to Holdings, among other transactions. Reductions in the Company’s net income, excluding certain non-cash charges such as the $380.0 million goodwill impairment during 2008, would reduce the amount of cash that is available to the Company for debt service and capital expenditures.

Among other provisions, the Notes contain certain covenants that limit the ability of Holdings and certain restricted subsidiaries, including US Oncology, to incur additional debt, pay dividends, redeem or repurchase capital stock, issue capital stock of restricted subsidiaries, make certain investments, enter into certain types of transactions with affiliates, engage in unrelated businesses, create liens securing the debt of Holdings and sell certain assets or merge with or into other companies.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Fair value of Notes

As of January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), and has estimated the fair value of its financial instruments in accordance with this framework. The fair value of the fixed rate long term indebtedness is estimated based on quoted market prices or prices quoted from third party financial institutions. The carrying amount and fair values of the long term indebtedness, including the current portion, are as follows:

	As of December 31,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
9.0% Senior Notes, due 2012	$300,000	$273,000	$300,000	$295,875
10.75% Senior Subordinated Notes, due 2014	275,000	224,125	275,000	271,563
Holdings Senior Floating Rate PIK Toggle Notes, due 2012	456,751	262,632	425,000	352,750

Deferred Debt Financing Costs

The carrying value of deferred debt financing costs for US Oncology was $24.5 million and $31.4 million at December 31, 2008 and 2007, respectively. US Oncology recorded amortization expense related to debt financing costs of $7.1 million, $6.8 million, and $6.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The incremental carrying value of deferred debt financing costs for Holdings was $7.7 million and $10.0 million at December 31, 2008 and 2007, respectively. Holdings recorded amortization expense related to debt financing costs of $2.4 million, $2.0 million and $0.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 8—DERIVATIVE FINANCIAL INSTRUMENTS

Holdings has entered into derivative financial agreements for the purpose of hedging risks relating to the variability of cash flows caused by movements in interest rates. The Company documents its risk management strategy and hedge effectiveness at the inception of the hedge, and, unless the instrument qualifies for the short-cut method of hedge accounting, over the term of each hedging relationship. Holdings’ use of derivative financial instruments has historically been limited to interest rate swaps, the purpose of which is to hedge the cash flows of variable-rate indebtedness. Holdings does not hold or issue derivative financial instruments for speculative purposes.

Derivatives that have been designated and qualify as cash flow hedging instruments are reported at fair value. The gain or loss on the effective portion of the hedge is initially reported as a component of other comprehensive income (loss) in Holdings’ Consolidated Statement of Stockholders’ Equity. The gain or loss that does not effectively hedge the identified exposure, if any, is recognized currently in earnings. Amounts in accumulated other comprehensive income are reclassified into net income in the same period in which the hedged forecasted transaction affects earnings.

When it is determined that a derivative has ceased to be a highly effective hedge or when a hedge is de-designated, hedge accounting is discontinued prospectively. When hedge accounting is discontinued for cash flow hedges, the derivative asset or liability remains on the consolidated balance sheet at its fair value, and gains and losses that were recorded as accumulated other comprehensive income are frozen and amortized to earnings as the hedged transaction affects income unless it becomes probable that the hedged transactions will not occur. If it becomes probable that a hedged transaction will not occur, amounts in accumulated other comprehensive income are reclassified to earnings when that determination is made.

In connection with issuing the Notes, Holdings entered into an interest rate swap agreement, with a notional amount of $425.0 million, fixing the LIBOR base rate at 4.97% through maturity in 2012. The swap agreement was initially designated as a cash flow hedge against the variability of cash future interest payments on the Notes. Due to the uncertainty regarding the impact of reduced Medicare coverage for ESA’s, the Company elected to pay interest in kind on the Notes for the semiannual period ending March 15, 2008. Based on its financial projections, which include the adverse impact of reduced ESA coverage, and due to limitations on the amount of restricted payments that will be available to service the Notes, the Company no longer believes that payment of cash interest on the entire principal of the outstanding Notes remains

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

probable. As a result of these circumstances, the Company discontinued cash flow hedge accounting for this interest rate swap effective September 30, 2007. Subsequent to discontinuation of hedge accounting, the Company recognized all unrealized gains and losses in earnings, rather than deferring such amounts in accumulated other comprehensive income. As a result of discontinuing cash flow hedge accounting for this instrument, Holdings recognized an unrealized loss of $19.9 million and $11.9 million related to the interest rate swap as Other Expense in its Consolidated Statement of Operations for the years ended December 31, 2008 and 2007, respectively.

At December 31, 2007, accumulated other comprehensive income included $1.5 million related to the interest rate swap which represents the activity while the instrument was designated as a cash flow hedge that is associated with future interest payments that cannot be considered probable of not occurring. For interest periods beginning March 15, 2008, and thereafter, cash interest payments on Notes with a principal amount of $225.0 million could not be considered probable of not occurring as of December 31, 2007. This amount was based upon the principal amount of Notes on which cash interest was expected to be paid, taking into consideration approximately $22.7 million incremental Notes issued for the semiannual interest payment due March 15, 2008. As a result of the current and projected low interest rate environment, and the related expectation that payments due on the interest rate swap will increase, the Company believes that cash payments for interest rate swap obligations will reduce the availability under the restricted payments provisions in US Oncology’s indebtedness to a level that additional payments for cash interest for the Holdings Notes no longer remain probable. As a result, at December 31, 2008 all amounts previously recorded in accumulated other comprehensive income related to interest rate swap activity while that instrument was designated as a cash flow hedge (amounting to $0.8 million, net of tax) were reclassified to Other Income (Expense), Net in the consolidated statement of income for US Oncology Holdings, Inc.

At December 31, 2006, Holdings was party to an interest rate swap agreement used to convert the $250.0 million floating rate notes issued by Holdings to a fixed interest rate of 9.4% through March 15, 2007. During the year ended December 31, 2006, Holdings recognized unrealized gains of $0.9 million for this cash flow hedge as Accumulated Other Comprehensive Income, net of tax in the Statements of Stockholders’ Equity. During the year ended December 31, 2006, $0.8 million was reclassified and recognized into earnings, net of tax, as interest expense on the hedged note was recognized. The interest rate swap qualified for the short-cut method of hedge accounting and, accordingly, no ineffectiveness was assumed or reflected in Holdings’ Consolidated Statement of Operations.

The following is a summary of the changes in the net loss included in accumulated other comprehensive income (loss) for Holdings (in thousands):

	Year Ended December 31,
	2008	2007
Balance, beginning of year	$(2,435)	$1,585
Net loss during the year	—	(2,004)
Amounts reclassified to earnings	2,435	(2,016)

Unrealized loss	—	(2,435)
Deferred income taxes on unrealized loss	—	901

Balance, end of year	$—	$(1,534)

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—INCOME TAXES

The Company’s income tax provision consisted of the following (in thousands):

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Federal:
Current	$(7,328)	$(7,755)	$12,686	$2,635	$3,893	$21,228
Deferred	(10,530)	(11,177)	2,746	2,371	1,359	2,746
State:
Current	1,621	1,997	1,818	1,621	2,562	1,859
Deferred	(686)	(512)	1,676	(276)	(367)	1,676

Income tax provision (benefit)	$(16,923)	$(17,447)	$18,926	$6,351	$7,447	$27,509

The effective tax rate for the years ended December 31, 2008, 2007 and 2006 was as follows (in thousands):

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Income (loss) before income taxes	$(426,133)	$(48,801)	$47,472	$(360,815)	$18,252	$71,922
Less: Income before income taxes attributable to noncontrolling interests	(3,324)	(3,619)	(2,388)	(3,324)	(3,619)	(2,388)

Income (loss) before income taxes attributable to the Company	$(429,457)	$(52,420)	$45,084	$(364,139)	$14,633	$69,534

Income tax benefit (provision) attributable to the Company	$16,923	$17,447	$(18,926)	$(6,351)	$(7,447)	$(27,509)

Effective tax rate attributable to the Company	3.9%	33.3%	42.0%	-1.7%	50.9%	39.6%

The difference between the effective income tax rate and the amount that would be determined by applying the statutory U.S. income tax rate before income taxes is as follows:

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
U.S. statutory income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal benefit (1)	(0.2)	(0.2)	4.4	(0.3)	4.0	2.9
Non-deductible expenses (2)	(30.9)	(2.0)	3.2	(36.4)	7.2	2.1
Reserve for uncertain tax positions	—	(1.3)	—	—	4.8	—
Other	—	1.8	(0.6)	—	(0.1)	(0.4)

Effective tax rate	3.9%	33.3%	42.0%	-1.7%	50.9%	39.6%

(1)	The Texas state margin tax became effective January 1, 2007. Under the Texas margin tax, a Company’s tax obligation is computed based on its receipts less, in the case of the Company, the cost of pharmaceuticals. As such, significant costs which are deductible for income tax purposes of an entity may not be deductible for calculating the margin tax obligation.

(2)	Includes the impact of non-deductible portion of the goodwill impairment charge recorded during 2008.

Holdings effective tax rate was a benefit of 3.9% and 33.3% for the years ended December 31, 2008 and 2007, respectively, and a provision of 42.0% for the year ended December 31, 2006. The difference between the effective tax rate for Holdings and US Oncology relates to the incremental interest expense and general and administrative expenses incurred by Holdings which increase its taxable loss and, consequently, increase the impact that non-deductible costs have on its effective tax rate.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc. and subsidiaries are included in the consolidated tax return of its parent, US Oncology Holdings, and accounts for income taxes based on the “separate return” method. This method provides that current and deferred taxes are accounted for as if US Oncology were a separate taxpayer. During the fourth quarter of 2008, Holdings contributed tax benefits associated with its taxable loss from the date of the Merger (August 20, 2004) through December 31, 2007 of $22.5 million to US Oncology. These tax benefits have been realized through the utilization of Holdings’ losses in the consolidated tax return of Holdings, which includes its wholly-owned subsidiary, US Oncology and subsidiaries. The forgiveness of this intercompany receivable by Holdings is shown as a contribution of realized tax benefits in US Oncology’s Consolidated Statement of Stockholder’s Equity for the year ended December 31, 2008. The year ended December 31, 2008 also reflects a $380.0 million goodwill impairment charge without a corresponding tax benefit. The year ended December 31, 2007 includes a loss on extinguishment of debt incurred by Holdings.

The effective tax rate for US Oncology, Inc. was a provision of 1.7% on the 2008 net loss and provisions of 50.9% and 39.6% for net income in 2007 and 2006, respectively. The 2008 provision is attributable to the impairment of goodwill in the medical oncology services segment, the majority of which is not deductible for tax purposes. Of the $380.0 million impairment charge $4.0 million is deductible through annual amortization for tax purposes. Consequently, there is no tax benefit associated with the majority of the goodwill impairment.

Deferred income taxes are comprised of the following (in thousands):

	US Oncology Holdings, Inc.		US Oncology, Inc.
	December 31,		December 31,
	2008	2007	2008	2007
Deferred tax assets:
Net operating loss	$15,808	$8,476	$1,269	$388
Unrealized loss on interest rate swap	11,443	5,327	—	—
Allowance for bad debts	4,946	3,838	4,946	3,838
Deferred revenue	1,511	1,441	1,511	1,441
Debt issue and loan costs	1,145	1,433	1,145	1,433
Accrued compensation costs	453	731	453	731
Accrued expenses	294	717	294	717
Stock options	206	121	206	121
Other	876	602	876	158
Deferred tax liabilities:
Service agreements and other intangibles	(33,870)	(28,377)	(33,870)	(28,377)
Depreciation	(6,005)	(7,844)	(6,005)	(7,844)
Prepaid expenses	(1,349)	(1,185)	(1,349)	(1,185)
Original issue discount	(1,249)	(448)	—	—
Restricted stock	(242)	(693)	(242)	(693)

Net deferred tax asset (liability)	$(6,033)	$(15,861)	$(30,766)	$(29,272)

At December 31, 2008 the Company’s deferred tax assets include a federal net operating loss carryforward (expiring in 2027-2028) of approximately $41.5 million. In assessing the realizability of deferred tax assets, management evaluates a variety of factors in considering whether it is more likely than not that some portion or all of the deferred tax assets will ultimately be realized. Management considers earnings expectations, the existence of taxable temporary differences, tax planning strategies, and the periods in which estimated losses can be utilized. Based upon this analysis, management has concluded that it is more likely than not that the Company will realize the benefits of its deferred tax assets. Accordingly, the Company has no valuation allowance recorded for federal deferred tax assets. A portion of the federal 2008 net operating losses will be applied to earlier tax periods and will generate $9.3 million in tax refunds. This receivable is recorded as a component of other current assets as of December 31, 2008.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Upon adoption of FIN 48, effective January 1, 2007, the Company had no adjustment for unrecognized income tax benefits. As of the effective date, January 1, 2007, and as of December 31, 2008, the Company had unrecognized tax benefits amounting to $2.5 million and $2.2 million, respectively. The Company expects the $2.2 million accrual for uncertain tax positions to settle within the next twelve months. A reconciliation of unrecognized tax benefits is as follows (in thousands):

	2008	2007
Balance at January 1	$2,270	$2,478
Additions for tax positions relating to prior years	97	568
Additional interest	156	225
Reductions for tax positions relating to prior years	—	(96)
Settlements with tax authorities	(350)	(905)

Balance at December 31	$2,173	$2,270

The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. The tax years 2005, 2006 and 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject. US Oncology Holdings, Inc., and its subsidiaries, are currently under audit by the Internal Revenue Service for the period from January 1, 2004 through August 31, 2004.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, certain comprehensive cancer centers and certain equipment under noncancelable operating lease agreements. As of December 31, 2008, total future minimum lease payments, including escalation provisions are as follows (in thousands):

	2009	2010	2011	2012	2013	Thereafter
Payments due	$81,011	71,910	60,308	52,737	45,181	218,209

Rental expense was $98.5 million, $89.1 million, and $79.8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company enters into commitments with various construction companies and equipment suppliers primarily in connection with the development of cancer centers. As of December 31, 2008, the Company’s commitments amounted to approximately $4.5 million.

Insurance

The Company and its affiliated practices maintain insurance with respect to medical malpractice and associated vicarious liability risks on a claims-made basis in amounts believed to be customary and adequate. The Company is not aware of any outstanding claims or unasserted claims that are likely to be asserted against the Company or its affiliated practices, which would have a material impact on its financial position or results of operations.

The Company maintains all other traditional insurance coverage on either a fully insured or high deductible basis, using loss funds for any estimated losses within the retained deductibles.

Guarantees

Beginning January 1, 1997, the Company guaranteed that the amounts retained by one of the Company’s affiliated practices will amount to a minimum of $5.2 million annually under the terms of the related service agreement, provided that certain targets are met. The Company has not been required to make any payments associated with this guarantee.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Litigation

The provision of medical services by the Company’s affiliated practices entails an inherent risk of professional liability claims. The Company does not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices’ participation in governmental healthcare programs, the Company and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although the Company and its practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against the Company or one of the practices in excess of insurance coverage could have a material adverse effect on the Company.

During the fourth quarter of 2005, the Company received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about the Company and its business, generally in relation to its contracts and relationships with pharmaceutical manufacturers. The Company has cooperated fully with the DOJ in responding to the subpoena. All outstanding document requests from the DOJ were addressed in early 2008, and we continue to await further direction and feedback from the DOJ. At the present time, the DOJ has not made any allegation of wrongdoing on the part of the Company. However, the Company cannot provide assurance that such an allegation or litigation will not result from this investigation. While the Company believes that it is operating and has operated its business in compliance with law, including with respect to the matters covered by the subpoena, the Company cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, the Company has devoted significant resources to responding to the DOJ subpoena and anticipates that such resources may be required on an ongoing basis to fully respond to the subpoena.

The Company has also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of AWP and alleged inappropriate marketing practices with respect to AWP.

From time to time, the Company has become aware that the Company and certain of its subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as “whistle-blower” suits). Because qui tam actions are filed under seal, it is possible that the Company is the subject of other qui tam actions of which it is unaware.

In previous qui tam suits which the Company has been made aware of, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to alleged actions of the Company and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by the Company, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the Company and the practices. If the individuals who file complaints and/or the United States were to prevail in these claims against the Company, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on the Company, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

The Company and its affiliated physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, the Company is involved from time to time in disputes with, and claims by, its affiliated practices against the Company.

Specifically, the Company is involved in litigation with a practice in Oklahoma that was affiliated with the Company until April, 2006. The Company initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that the Company has breached the service agreement and that its service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. The Company believes that its service agreement is lawful and enforceable and that it is operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, the Company terminated the service agreement in April 2006. In March, 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. The Company expects these hearings to occur in late 2009 or 2010. Because of the need for further proceedings, the Company believes that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to the Company. In any event, as with any complex litigation, the Company anticipates that this dispute may take several years to resolve.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the first quarter of 2006 (prior to the termination of the service agreement in April), the practice represented 4.6% of the Company’s consolidated revenue. In October, 2006, the Company sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale. In connection with the purchase price allocation relating to the Merger in August, 2004, no value was assigned to goodwill or its management service agreement with this practice due to the ongoing dispute that existed at that time.

As a result of the ongoing litigation, the Company has been unable to collect on a timely basis a receivable owed to the Company relating to accounts receivable purchased by the Company under the service agreement and amounts for reimbursement of expenses paid by the Company on the practice’s behalf. At December 31, 2008, the total receivable owed to the Company of $22.4 million is reflected on its balance sheet as other assets. Currently, approximately $11.4 million are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, approximately $7.5 million is being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, the Company has filed a security lien on the receivables of the practice. Based on financial information available to the Company, management currently expects that the amounts held in the bank accounts combined with the receivables of the practice in which the Company has filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded as other noncurrent assets at December 31, 2008. Accordingly, the Company expects to realize the amount that it believes to be owed by the practice. Realization, however, is subject to a successful conclusion to the litigation with the practice, and the Company cannot provide assurance as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. The Company expects to incur expenses in connection with its litigation with the practice.

The Company believes the allegations in suits against it are customary for the size and scope of its operations. However, adverse judgments, individually or in the aggregate, could have a material adverse effect on the Company.

Antitrust Inquiry

The United States Federal Trade Commission (“FTC”) and a state Attorney General have informed one of the Company’s affiliated physician practices that they have opened an investigation to determine whether a recent transaction in which another group of physicians became employees of that affiliated group violated relevant state or federal antitrust laws. In addition, the FTC has informed the Company that it intends to request information regarding the Company’s role in that transaction. The affiliated practice is in the process of responding to a request for information on this matter. At present, the Company believes that the scope of the investigation is limited to a single transaction, but management cannot assure you that the scope will remain limited. Management believes that the Company and the affiliated physician practices comply with relevant antitrust laws. However, if this investigation were to result in a claim against the Company or its affiliated physician practice in which the FTC or attorney general prevails, the resulting judgment could have a material adverse financial and operational effect on the Company or that practice, including the possibility of monetary damages or fines, a requirement that the Company unwinds the transaction at issue or the imposition of restrictions on the Company’s future operations and development. In addition, addressing government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims. Furthermore, because of the size and scope of our network, there is a risk that the Company could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

NOTE 11—COMPENSATION AND BENEFIT PROGRAMS

The Company maintains health, dental and life insurance plans for the benefit of eligible employees, including named executive officers. Each of these benefit plans requires the employee to pay a portion of the premium, with the Company paying the remainder of the premiums. These benefits are offered on the same basis to all employees. The Company also maintains a 401(k) retirement plan that is available to all eligible employees. The Company currently matches elective employee-participant contributions on a basis of 100% of the employee’s contribution up to 3.0% of their compensation and 50% of the employee’s contribution of up to an additional 2.0% of their compensation. The Company’s contributions amounted to $4.7 million, $4.3 million, and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Life, accidental death, dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible employees and premiums are paid in full by the Company. Other voluntary benefits, such as vision insurance, supplemental life and specific coverage insurance supplements are also made available and paid for by the employee.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—STOCK INCENTIVE PLANS

The following disclosures relate to the Company’s stock incentive plans involving shares of Holdings common stock or options to purchase Holdings’ common stock. Activity related to Holding’s stock-based compensation is included in the financial statements of US Oncology as the participants in such plans are employees of US Oncology.

US Oncology Holdings, Inc. 2004 Equity Incentive Plan

The Holdings’ Board of Directors adopted the US Oncology Holdings, Inc. 2004 Equity Incentive Plan (the “Equity Incentive Plan”) effective in August, 2004. The purpose of the plan is to attract and retain the best available personnel and to provide additional incentives to employees and consultants to promote the success of the business. Effective January 1, 2008, the Company amended the Equity Incentive Plan to (i) eliminate the distinction between shares available for grant under restricted common shares and those available for grant under stock options and (ii) increase the number of shares available for awards from 27,223,966 to 32,000,000. Also, on January 1, 2008, the Company awarded 7,882,000 shares of restricted stock to employees, a portion of which related to the cancellation of 2,606,250 employee stock options. The cancellation of options in exchange for restricted shares was accounted for as a modification of the original award. As a result, the unrecognized compensation expense associated with the original award continues to be recognized over the service period related to the original award. In addition, incremental compensation cost equal to the excess of the fair value of the new award over the fair value of the original award as of the date the new award was granted, is recognized over the service period related to the new award. Depending on the individual grants, awards vest either at the grant date or over defined service periods. At December 31, 2008, 2,696,750 shares were available for future awards of restricted stock or stock options. A committee of not less than two persons appointed by the Board of Directors of Holdings administers the Equity Incentive Plan. If no such committee is appointed, the Board of Directors serves as the administrator and has all authority and obligations under the Equity Incentive Plan. The administrator has the sole discretion to grant restricted stock and options to employees and to determine the terms of awards granted under the plan. Incentive and non-qualified stock options, however, are not transferable other than by will or the laws of descent and distribution and are not issued at an exercise price less than the fair market value of the underlying shares.

Based on the individual vesting criteria for each award, the Company recorded total amortization expense of approximately $2.1 million, $0.8 million, and $2.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, related to restricted stock and stock option awards made under the Equity Incentive Plan. Shares of common stock related to expired or terminated options may again be subject to an option or award under the Equity Incentive Plan, subject to any limitation required by the United States Internal Revenue Code of 1986, as amended, or the Code.

Restricted Stock

Holdings granted 9,754,500 (which includes the January 1, 2008 awards discussed above), 250,000 and 600,000 shares of common stock as restricted stock awards during the years ended December 31, 2008, 2007 and 2006, respectively. The aggregate fair value at the time of grant of the restricted stock awards issued during each of the three years ended December 31, 2008 was approximately $13.1 million, $0.7 million, and $0.9 million, respectively. Depending on the individual grants, awards vest either at the grant date, over defined service periods, or upon achieving a return on invested capital in excess of established thresholds. During 2008, 2007 and 2006, 2,310,000, 1,129,000 and 1,146,000 restricted shares were forfeited by holders and previously recognized expense of $0.5 million was reversed in 2008 and $0.3 million related to the forfeited shares was reversed in both 2007 and 2006.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following summarizes 2008 activity for restricted shares awarded under the Equity Incentive Plan:

Restricted Shares
Restricted shares outstanding, December 31, 2005	3,398,467
Granted	600
Vested	(3,557)
Forfeited	(1,146)

Restricted shares outstanding, December 31, 2006	3,394,364
Granted	250
Vested	(6,485)
Forfeited	(1,129)

Restricted shares outstanding, December 31, 2007	3,387,000
Granted	9,754,500
Vested	(1,317,000)
Forfeited	(2,310,000)

Restricted shares outstanding, December 31, 2008	9,514,500

Compensation expense for each of the next five years, based on restricted stock awards granted as of December 31, 2008, is estimated to be as follows (in millions):

	2009	2010	2011	2012	2013	Thereafter
Compensation expense	$2.1	$2.0	$1.9	$1.8	$—	$—

Stock Options

For the years ended December 31, 2008, 2007 and 2006 the Company granted 105,000, 785,500 and 1,201,000 options, respectively. The stock options are granted based on the fair value of common stock as of the date of grant (as determined with the assistance of an independent valuation), vest over 5 years (or upon specified performance objectives) and have an option term not to exceed 10 years. As of December 31, 2008, 588,750 options are outstanding (net of forfeitures).

The following summarizes the activity for the Equity Incentive Plan (shares in thousands):

	Shares Represented by Options	Weighted Average Exercise Price
Balance, December 31, 2005	2,800,500	$1.13
Granted	1,201,000	1.45
Exercised	(218,750)	1.03
Forfeited	(201,250)	1.00

Balance, December 31, 2006	3,581,500	$1.25
Granted	785,500	2.48
Exercised	(472,500)	1.10
Forfeited	(555,500)	1.45

Balance, December 31, 2007	3,339,000	$1.53
Granted	105,000	0.67
Exercised	(25,000)	1.00
Cancelled	(2,606,250)	1.55
Forfeited	(224,000)	1.14

Balance, December 31, 2008	588,750	$1.44

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes information about the Company’s stock options outstanding under the Equity Incentive Plan at December 31, 2008 (in thousands):

Options Outstanding
Range of Exercise Price	Number Outstanding at 12/31/08	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
$0.23 to $2.72	588,750	7.4 years	$1.44	$(612)

Options Exercisable
Number Exercisable at 12/31/08	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
251,150	$1.30	6.3 years	$(326)

Holdings 2004 Director Stock Option Plan

The Holdings’ Board of Directors adopted the US Oncology Holdings 2004 Director Stock Option Plan (the “Director Stock Option Plan”), which became effective in October 2004 upon stockholder approval. The total number of shares of common stock for which options may be granted under the Director Stock Option Plan is 500,000 shares. Under this plan, each eligible director at the plan’s adoption and each eligible director who joined the board after adoption is automatically granted an option to purchase 5,000 shares of common stock at fair value. In addition, each such director is automatically granted an option to purchase 1,000 shares of common stock for each board committee on which such director served. Through December 31, 2008, options to purchase 169,000 shares of common stock, net of forfeitures, have been granted to directors under the Director Stock Option Plan with exercise prices ranging from $0.23 to $2.72. At December 31, 2008, 86,000 options to purchase Holdings common stock were outstanding and 331,000 options were available for future awards. The options vest six months after the date of grant. During the year ended December 31, 2008, there were no exercises of options issued under the Director Stock Option Plan.

Holdings 2004 Long-Term Cash Incentive Plan

In addition to stock-based incentive plans, Holdings has adopted the US Oncology Holdings, Inc. 2004 Long-Term Cash Incentive Plan (the “Cash Incentive Plan”). As of December 31, 2007, no amounts were available for payment under the 2004 Cash Incentive Plan. Effective January 1, 2008, the 2004 Cash Incentive Plan was cancelled and the 2008 Long-Term Cash Incentive Plan (“2008 Cash Incentive Plan”) was adopted. Under the 2008 Cash Incentive Plan, which is administered by the Compensation Committee of the Board of Directors of Holdings, management will receive a portion of the enterprise value created as determined by the plan provided that the maximum value that can be paid to management under the plan is limited to $100 million. The value of the awards under the 2008 Cash Incentive Plan is based upon financial performance of the Company for the period beginning January 1, 2008 and ending on the earlier of the occurrence of a payment event or December 31, 2012, and will only be paid in the event of an initial public offering or a change of control, provided that all shares of preferred stock, together with accrued dividends, have been redeemed or exchanged for common stock. No events occurred during 2008 that would require a payment under the 2008 Cash Incentive Plan.

If any of the payment events described above occur, the Company may incur an additional obligation and compensation expense as a result of such an event. As of December 31, 2008, $3.7 million was available for payment under the 2008 Cash Incentive Plan. Because payments of awards under the Plan are based upon occurrence of a specific event, obligations arising under the 2008 Cash Incentive Plan will be recognized in the period when a payment event, as discussed above, occurs.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—STOCKHOLDERS’ EQUITY

Capital Stock of US Oncology Holdings, Inc.

The capital stock of Holdings consists of the following (shares and dollars in thousands):

	Authorized Shares	December 31, 2008		December 31, 2007
		Outstanding Shares	Carrying Value	Outstanding Shares	Carrying Value
Common Stock	300,000	148,281	$148	140,618	$141
Participating Preferred Stock Series A	15,000	13,939	329,322	13,939	308,174
Participating Preferred Stock Series A-1	2,000	1,948	56,629	1,948	53,431

Because no ready market exists for Holding’s equity securities, the outstanding common and preferred shares were recorded at their respective fair values, as determined with the assistance of an independent valuation firm on the date of issuance.

Common Stock

Holders of Holdings’ common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors, subject to the rights of holders of participating preferred stock to elect directors. Dividends cannot be paid on Holdings’ common stock without the consent of holders of a majority of Holdings’ participating preferred stock. Upon any liquidation, dissolution or winding up of Holdings, subject to the rights of the holders of Holdings’ participating preferred stock, holders of Holdings’ common stock will be entitled to share ratably in Holdings’ assets legally available for distribution to stockholders in such event. On December 21, 2006, Holdings declared a $190.0 million dividend of which $170.1 million was due to its common shareholders of record as of December 20, 2006, which was paid on January 3, 2007 (see “Series A-1 Participating Preferred Stock”). During the quarter ended March 31, 2007, Holdings declared and paid a dividend of $158.6 million to holders of its common stock.

As of December 31, 2008 and 2007, the outstanding shares of common stock include 27,989,000 and 20,545,000 shares, respectively, of common stock issued pursuant to restricted stock awards granted to members of Holdings’ management, which shares are subject to forfeiture until the satisfaction of vesting requirements. Excluding the shares which have met the vesting requirements, 9,514,500 and 3,387,000 restricted shares of common stock were outstanding as of December 31, 2008 and 2007, respectively.

Series A Participating Preferred Stock

The following table presents activity related to the outstanding Series A participating preferred stock (shares and dollars in thousands):

	Shares Issued	Carrying Value	Unpaid Dividends	Unpaid Dividends Per Share
Balance at December 31, 2005	13,939	292,716	14,341
Accretion of cumulative 7% dividends	—	20,033	20,033

Balance at December 31, 2006	13,939	312,749	34,374	2.47
Accretion of cumulative 7% dividends	—	20,068	20,068
Dividend paid	—	(24,643)	(24,643)

Balance at December 31, 2007	13,939	308,174	29,799	2.14
Accretion of cumulative 7% dividends	—	21,148	21,148

Balance at December 31, 2008	13,939	$329,322	$50,947	3.65

Series A participating preferred stock is entitled to receive cumulative preferred dividends on a non-cash accrual basis at a rate equal to 7% per annum, compounded quarterly. Such dividends are not eligible to be paid in cash until a liquidation event, a qualified public offering, a change of control transaction or certain other events or actions, each as

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

described below. During the years ended December 31, 2008, 2007 and 2006, accretion of this dividend was recorded in the amount of $21.1 million, $20.1 million, and $20.0 million, respectively, and is recorded as a component of the carrying value of preferred stock and as a reduction of retained earnings.

Dividends cannot be paid on the common stock without the consent of holders of a majority of the participating preferred stock. If a dividend is paid on the common stock, each share of participating preferred stock shall receive an amount equal to the amount payable with respect to such dividend on one (subject to adjustment) share of common stock. In connection with these participating rights, holders of Series A preferred stock received a dividend in the amount of $19.9 million during the year ended December 31, 2006 in connection with the $190.0 million dividend declared to Holdings’ shareholders. Special dividends may be paid to holders of participating preferred stock when and if declared by the Company’s board of directors out of funds legally available therefore.

Upon any liquidation, dissolution or winding-up of Holdings, each share of participating preferred stock shall be entitled to receive: (i) $18.97 plus the total amount of accrued dividends on such share (such amount being referred to as the “accreted value” per share), plus (ii) the amount payable in connection with such liquidation, dissolution or winding-up of Holdings with respect to one (subject to adjustment) share of common stock. At December 31, 2008, the liquidation preference was $22.63 per share. Consent of holders of a majority of the participating preferred stock will be required to pay such preferred liquidation amounts other than in cash. Thereafter, holders of participating preferred stock participate ratably with the holders of common stock in any distribution of the remaining assets of Holdings, or proceeds thereof, available for distribution to the stockholders of Holdings based on the number of shares of common stock then outstanding (assuming for such purposes that each share of participating preferred stock was converted into one (subject to adjustment) share of common stock immediately prior to such liquidation, dissolution or winding-up of Holdings even though such conversion does not actually occur). As of December 31, 2008, the total liquidation value of the participating Series A preferred stock was approximately $315.4 million.

Upon the consummation of a registered underwritten public offering of common stock yielding gross proceeds to Holdings of not less than $100 million:

•

the total accreted value per share of participating preferred stock shall convert to common stock through the issuance of an equivalent value of common stock based on the public offering price of the common stock and shall be redeemed by Holdings to the extent the public offering (and any related financings) result in sufficient cash for Holdings to pay the redemption price per share and meet Holdings’ other financial obligations; and

•

Holdings shall also issue one (subject to adjustment) share of common stock for each share of participating preferred stock then outstanding. If the holders of not less than a majority of the participating preferred stock so elect, accrued dividends on the participating preferred stock will be paid in cash at the time of conversion rather than converted into common stock.

The participating preferred stock is mandatorily redeemable upon a sale of all or substantially all of Holdings’ assets or other change of control transactions that may be beyond control of Holdings at a price per share equal to (i) accreted value per share plus (ii) the issuance of one share of common stock for each share of participating preferred stock then outstanding (such newly issued shares of common stock to receive the same consideration as the other shares of common stock then outstanding for purposes of such change of control transaction).

The holders of participating preferred stock will vote together with the holders of the common stock (other than in director elections), with each share of participating preferred stock having voting rights equivalent to one share of common stock, except that the holders of participating preferred stock, voting as a separate class, are entitled to elect two members of the board of directors.

Series A-1 Participating Preferred Stock

On December 22, 2006, Holdings consummated a private offering of 21,649,849 shares of common stock and 1,948,251 shares of Series A-1 participating preferred stock to Morgan Stanley Principal Investments for aggregate proceeds of $150.0 million. In January 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

With the assistance of a third party valuation firm, the Company attributed proceeds of $99.3 million, or $4.59 per share, to the common shares issued and attributed proceeds of $50.7 million, or $26.04 per share, to the Series A-1 participating preferred shares issued. The value attributed to the Series A-1 participating preferred shares reflects their liquidation preference of $21.45 per share on the date of issuance plus the value of a participating right, which is substantially identical to a common share, of $4.59 per unit.

Upon any liquidation, dissolution or winding-up of Holdings, each share of Series A-1 participating preferred stock shall be entitled to receive: (i) $21.45 plus the total amount of accrued dividends on such share (such amount being referred to as the “accreted value” per share), plus (ii) the amount payable in connection with such liquidation, dissolution or winding-up of Holdings with respect to one (subject to adjustment) share of common stock. At December 31, 2008, the liquidation preference was $24.48 per share. As of December 31, 2008, the total liquidation value of the participating preferred stock was approximately $47.7 million.

The Series A-1 participating preferred shares bear terms, including dividend rights and liquidation preferences, substantially identical to those of the outstanding Series A participating preferred shares.

The following table presents activity related to the outstanding Series A-1 participating preferred stock (shares and dollars in thousands):

	Shares Issued	Carrying Value	Unpaid Dividends	Unpaid Dividends Per Share
Balance at December 31, 2005	—	$—	$—
Issuance in connection with private offering	1,948	50,725	—
Accretion of cumulative 7% dividends	—	72	72

Balance at December 31, 2006	1,948	50,797	72	0.04
Accretion of cumulative 7% dividends	—	2,990	2,990
Dividend paid	—	(356)	(356)

Balance at December 31, 2007	1,948	53,431	2,706	1.39
Accretion of cumulative 7% dividends	—	3,198	3,198

Balance at December 31, 2008	1,948	$56,629	$5,904	3.03

Capital Stock of US Oncology, Inc.

The capital stock of US Oncology, Inc. consists of 100 authorized, issued and outstanding common shares, with a par value of $0.01 per share, all of which are owned by US Oncology Holdings, Inc.

Because Holdings’ principal asset is its investment in US Oncology, US Oncology provides funds to service the indebtedness of Holdings through payment of semi-annual dividends. US Oncology also provides funds for payment of general and administrative expenses incurred by Holdings to maintain its corporate existence and comply with the terms of the indenture governing its senior floating rate notes (the “Notes”). During the years ended December 31, 2008 and 2007, US Oncology paid Holdings dividends of $13.0 million and $34.9 million, respectively, to finance the semi-annual interest payments on its indebtedness and to support its corporate existence.

US Oncology may make additional distributions to Holdings to the extent permitted by restrictive covenants within its indebtedness and subject to the approval of its Board of Directors. During the year ended December 31, 2006, and in connection with a private offering of US Oncology Holdings, Inc. common and Series A-1 participating preferred stock, the Board of Directors approved a dividend to Holdings in the amount of $40.6 million. In January, 2007, the dividend, along with proceeds from the offering, were used to pay related transaction costs and a distribution to the holders of US Oncology Holdings, Inc. capital stock immediately prior to the offering.

NOTE 14—SEGMENT FINANCIAL INFORMATION

The Company’s reportable segments are based on internal management reporting that disaggregates the business by service line. The Company’s reportable segments are medical oncology services, cancer center services, pharmaceutical services, and research/other services (primarily consisting of cancer research services). The Company provides comprehensive practice management services for the non-clinical aspects of practice management to affiliated practices in its

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

medical oncology and cancer center services segments. In addition to managing their non-clinical operations, the medical oncology segment provides oncology pharmaceutical services to practices affiliated under comprehensive service agreements. The cancer center services segment develops and manages comprehensive, community-based cancer centers, which integrate various aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to radiation therapy for practices affiliated under comprehensive service agreements. The pharmaceutical services segment distributes oncology pharmaceuticals to affiliated practices, including practices affiliated under the OPS model, and provides informational and other services to pharmaceutical manufacturers. The research/other services segment contracts with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials.

Balance sheet information by reportable segment is not reported since the Company does not prepare such information internally.

The tables below present information about reported segments for the years ended December 31, 2008, 2007 and 2006, respectively (in thousands):

	Year Ended December 31, 2008
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations (1)	Total
US Oncology, Inc.
Product revenues	$1,658,484	$—	$2,426,155	$—	$—	$(1,859,935)	$2,224,704
Service revenues	592,890	367,062	60,530	58,991	—	—	1,079,473

Total revenues	2,251,374	367,062	2,486,685	58,991	—	(1,859,935)	3,304,177
Operating expenses	(2,178,154)	(241,147)	(2,386,718)	(63,744)	(76,884)	1,859,935	(3,086,712)
Impairment and restructuring charges	(380,018)	(150)	—	—	(4,761)	—	(384,929)
Depreciation and amortization	—	(37,916)	(4,332)	(374)	(60,185)	—	(102,807)

Income (loss) from operations	$(306,798)	$87,849	$95,635	$(5,127)	$(141,830)	$—	$(270,271)

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(382)	$—	$(382)

Income (loss) from operations	$(306,798)	$87,849	$95,635	$(5,127)	$(142,212)	$—	$(270,653)

Goodwill (2)	$28,913	$191,424	$156,933	$—	$—	$—	$377,270

	Year Ended December 31, 2007
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations (1)	Total
US Oncology, Inc.
Product revenues	$1,541,186	$—	$2,200,178	$—	$—	$(1,771,258)	$1,970,106
Service revenues	547,000	349,900	82,583	51,189	—	—	1,030,672

Total revenues	2,088,186	349,900	2,282,761	51,189	—	(1,771,258)	3,000,778
Operating expenses	(2,008,528)	(223,059)	(2,186,632)	(51,440)	(84,326)	1,771,258	(2,782,727)
Impairment and restructuring charges	(1,552)	(4,235)	—	—	(9,339)	—	(15,126)
Depreciation and amortization	—	(39,131)	(5,196)	(542)	(44,462)	—	(89,331)

Income (loss) from operations	$78,106	$83,475	$90,933	$(793)	$(138,127)	$—	$113,594

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(97)	$—	$(97)

Income (loss) from operations	$78,106	$83,475	$90,933	$(793)	$(138,224)	$—	$113,497

Goodwill	$408,913	$191,424	$156,933	$—	$—	$—	$757,270

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Year Ended December 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations (1)	Total
US Oncology, Inc.
Product revenues	$1,518,975	$—	$1,945,018	$—	$—	$(1,641,852)	$1,822,141
Service revenues	561,459	323,917	50,646	53,220	—	—	989,242

Total revenues	2,080,434	323,917	1,995,664	53,220	—	(1,641,852)	2,811,383
Operating expenses	(1,955,969)	(207,940)	(1,911,946)	(52,306)	(76,948)	1,641,852	(2,563,257)
Depreciation and amortization	—	(38,423)	(3,960)	(871)	(40,080)	—	(83,334)

Income (loss) from operations	$124,465	$77,554	$79,758	$43	$(117,028)	$—	$164,792

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(232)	$—	$(232)

Income (loss) from operations	$124,465	$77,554	$79,758	$43	$(117,260)	$—	$164,560

Goodwill (3)	$409,322	$191,615	$156,933	$—	$—	$—	$757,870

(1)	Eliminations represent the sale of pharmaceuticals from the distribution center (pharmaceuticals services segment) to the Company’s practices affiliated under comprehensive service agreements (medical oncology segment).

(2)	During the year ended December 31, 2008, the Company recognized a $380.0 million impairment charge to goodwill in the medical oncology services segment.

(3)	Goodwill in the amount of $27.5 million recorded as a result of the purchase price allocation for AccessMed acquisition in July, 2006 has been assigned to the pharmaceutical services segment based upon the nature of services and organizational integration of the acquired company.

NOTE 15—RELATED PARTY TRANSACTIONS

The Company receives a contractual service fee for providing services to its CSA practices. The Company also advances to its affiliated practices amounts needed for the purchase of pharmaceuticals and medical supplies necessary in the treatment of cancer. The advances are reflected on the Company’s Consolidated Balance Sheet as due from/to affiliated practices and are reimbursed to the Company as part of the service fee payable under its service agreements with its affiliated practices. Additionally, the Company may advance affiliated practices funds necessary to invest in or establish new ventures, including ventures in which the affiliated practice, rather than the Company, may have a direct interest.

The Company leases a portion of its medical office space and equipment from entities affiliated with certain of the stockholders of practices affiliated with the Company. Payments under these leases were $10.1 million in 2008, $8.0 million in 2007, and $7.3 million in 2006. Total future commitments are $143.8 million as of December 31, 2008.

As of December 31, 2008 and 2007, two of the Company’s directors, Dr. Mark Myron and Dr. Steven Paulson, are practicing physicians, whose practices are affiliated with the Company. In 2008, the practices in which these directors participate generated total net revenue of $1,126.4 million of which $266.2 million was retained by the practices and $860.2 million was included in the Company’s revenue. In 2007, those practices generated total net revenue of $1,087.9 million of which $221.4 million was retained by the practices and $866.5 million was included in the Company’s revenue.

As of December 31, 2006, the Company’s directors who were also practicing physicians with affiliated practices were Dr. Burton Schwartz and Dr. Steven Paulson. In 2006, the practices in which these directors participate generated total net revenue of $1,061.8 million of which $226.1 million was retained by the practices and $835.7 million was included in the Company’s revenue.

On December 21, 2006, the Company consummated a private offering of 21,649,849 shares of common stock and 1,948,251 shares of Series A-1 participating preferred stock to Morgan Stanley Principal Investments for aggregate proceeds of $150.0 million. In January, 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering. In connection with the investment by Morgan Stanley, the Company agreed, subject to certain conditions, to give preferential consideration to retaining Morgan Stanley, or its designated affiliate, in connection with future securities offerings, financings and certain other transactions, to provide financial services. Mr. Doster, a member of the Company’s board of directors, is a Managing Director at Morgan Stanley & Co Incorporated. Morgan Stanley served as Joint Book Running Manager and was an initial purchaser of $191,250,000 of the Holdings Notes issued in March 2007, which notes were sold to Morgan Stanley for 97.5% of face value.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16—QUARTERLY FINANCIAL DATA

The following table presents unaudited quarterly information (in thousands):

	US Oncology Holdings, Inc.
	2008 Quarter Ended				2007 Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
Revenue	$810,607	$829,175	$821,736	$842,659	$732,041	$753,353	$743,814	$771,570
Income (loss) from operations	(355,503)	30,431	28,170	26,249	28,469	31,188	26,311	27,529
Other expense, net	(51,632)	(19,120)	(38,033)	(28,800)	(44,664)	(35,759)	(35,265)	(50,229)
Net income (loss)	(396,673)	8,159	(5,038)	(15,658)	(14,864)	251	(3,655)	(13,086)

	US Oncology, Inc.
	2008 Quarter Ended				2007 Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
Revenue	$810,607	$829,175	$821,736	$842,659	$732,041	$753,353	$743,814	$771,570
Income (loss) from operations	(355,452)	30,479	28,308	26,394	28,510	31,233	26,344	27,507
Other expense, net	(23,544)	(23,452)	(23,394)	(25,691)	(24,529)	(24,654)	(23,888)	(25,890)
Net income (loss)	(377,359)	4,256	4,590	1,347	2,772	3,050	2,940	2,043

NOTE 17—FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-SUBSIDIARY GUARANTORS

The 9% Senior Secured Notes (the “Senior Notes”) and 10.75% Senior Subordinated Notes (the “Senior Subordinated Notes”) issued by US Oncology, Inc. are guaranteed fully and unconditionally, and on a joint and several basis, by all of the US Oncology’s wholly-owned subsidiaries. Certain of US Oncology’s subsidiaries, primarily joint ventures, do not guarantee the Senior Notes and the Senior Subordinated Notes.

Presented on the following pages are consolidating financial statements for US Oncology, Inc. (the issuer of the Senior Notes and the Senior Subordinated Notes), the subsidiary guarantors and the non-guarantor subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006. The equity method has been used with respect to US Oncology’s investments in its subsidiaries.

As of December 31, 2008, the non-guarantor subsidiaries include Cancer Treatment Associates of Northeast Missouri, Ltd., Colorado Cancer Centers, L.L.C., Southeast Texas Cancer Centers, L.P., East Indy CC, L.L.C., KCCC JV, L.L.C., AOR Real Estate of Greenville, L.P., The Carroll County Cancer Center, Ltd, Oregon Cancer Center, Ltd., and CCCN NW Building JV, LLC.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2008

(in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$104,475	$1	$—		$104,476
Accounts receivable	—	354,889	9,447	—		364,336
Other receivables	—	25,707	—	—		25,707
Prepaid expenses and other current assets	527	20,155	—	—		20,682
Inventories	—	131,062	—	—		131,062
Deferred income taxes	4,373	—	—	—		4,373
Due from affiliates	649,233	—	—	(582,900	)(a)	66,333
Investment in subsidiaries	381,549	—	—	(381,549	)(b)	—

Total current assets	1,035,682	636,288	9,448	(964,449)		716,969
Property and equipment, net	—	368,145	42,103	—		410,248
Service agreements, net	—	269,211	4,435	—		273,646
Goodwill	—	371,677	5,593	—		377,270
Other assets	24,339	38,724	1,657	—		64,720

	$1,060,021	$1,684,045	$63,236	$(964,449)		$1,842,853

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$9,507	$—	$1,170	$—		$10,677
Accounts payable	—	265,311	879	—		266,190
Intercompany accounts	(249,113)	252,374	(3,261)	—		—
Due to affiliates	—	714,957	4,856	(582,900	)(a)	136,913
Accrued compensation cost	—	40,070	706	—		40,776
Accrued interest payable	26,266	—	—	—		26,266
Income taxes payable	2,727	—	—	—		2,727
Other accrued liabilities	—	35,636	(832)	—		34,804

Total current liabilities	(210,613)	1,308,348	3,518	(582,900)		518,353
Deferred revenue	—	6,894	—	—		6,894
Deferred income taxes	35,139	—	—	—		35,139
Long-term indebtedness	1,040,080	2,418	18,635	—		1,061,133
Other long-term liabilities	—	8,797	3,550	—		12,347

Total liabilities	864,606	1,326,457	25,703	(582,900)		1,633,866

Commitments and contingencies
Stockholder’s equity
Common stock, $0.01 par value, 100 shares authorized issued and outstanding	1	—	—	—		1
Additional paid-in capital	560,768	—	—	—		560,768
Retained earnings	(365,354)	—	—	—		(365,354)

Total Company stockholder’s equity	195,415	—	—	—		195,415

Noncontrolling interests	—	—	13,572	—		13,572
Subsidiary equity	—	357,588	23,961	(381,549	)(b)	—

Total stockholder’s equity	195,415	357,588	37,533	(381,549)		208,987

	$1,060,021	$1,684,045	$63,236	$(964,449)		$1,842,853

(a)	Elimination of intercompany balances

(b)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2007

(in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$149,255	$1	$—		$149,256
Accounts receivable	—	331,914	9,946	—		341,860
Other receivables	—	97,401	—	—		97,401
Prepaid expenses and other current assets	7	22,794	—	—		22,801
Inventories	—	82,822	—	—		82,822
Deferred income taxes	4,260	—	—	—		4,260
Due from affiliates	740,894	—	—	(680,599	)(a)	60,295
Investment in subsidiaries	651,999	—	—	(651,999	)(b)	—

Total current assets	1,397,160	684,186	9,947	(1,332,598)		758,695
Property and equipment, net	—	360,837	38,784	—		399,621
Service agreements, net	—	218,832	5,018	—		223,850
Goodwill	—	751,677	5,593	—		757,270
Other assets	31,426	36,258	1,530	—		69,214

	$1,428,586	$2,051,790	$60,872	$(1,332,598)		$2,208,650

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$37,550	$95	$968	$—		$38,613
Accounts payable	—	240,318	775	—		241,093
Intercompany accounts	(249,113)	251,812	(2,699)	—		—
Due to affiliates	7,132	841,866	8,866	(680,599	)(a)	177,265
Accrued compensation cost	—	29,366	679	—		30,045
Accrued interest payable	24,949	—	—	—		24,949
Income taxes payable	6,735	—	—	—		6,735
Other accrued liabilities	—	38,549	(786)	—		37,763

Total current liabilities	(172,747)	1,402,006	7,803	(680,599)		556,463
Deferred revenue	—	8,380	—	—		8,380
Deferred income taxes	33,532	—	—	—		33,532
Long-term indebtedness	1,013,478	2,239	15,852	—		1,031,569
Other long-term liabilities	—	7,435	3,731	—		11,166

Total liabilities	874,263	1,420,060	27,386	(680,599)		1,641,110

Commitments and contingencies
Stockholder’s equity
Common stock, $0.01 par value, 100 shares authorized issued and outstanding	1	—	—	—		1
Additional paid-in capital	549,186	—	—	—		549,186
Retained earnings	5,136	—	—	—		5,136

Total Company stockholder’s equity	554,323	—	—	—		554,323

Noncontrolling interests	—	—	13,217	—		13,217
Subsidiary equity	—	631,730	20,269	(651,999	)(b)	—

Total stockholder’s equity	554,323	631,730	33,486	(651,999)		567,540

	$1,428,586	$2,051,790	$60,872	$(1,332,598)		$2,208,650

(a)	Elimination of intercompany balances

(b)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$2,178,113	$46,591	$—		$2,224,704
Service revenue	—	1,044,411	35,062	—		1,079,473

Total revenue	—	3,222,524	81,653	—		3,304,177
Cost of products	—	2,118,624	45,319	—		2,163,943
Cost of services:
Operating compensation and benefits	—	507,192	16,747	—		523,939
Other operating costs	—	317,419	4,528	—		321,947
Depreciation and amortization	—	68,650	4,140	—		72,790

Total cost of services	—	893,261	25,415	—		918,676
Total cost of products and services	—	3,011,885	70,734	—		3,082,619
General and administrative expense	343	76,540	—	—		76,883
Impairment, restructuring and other charges, net	—	384,929	—	—		384,929
Depreciation and amortization	—	30,017	—	—		30,017

	343	3,503,371	70,734	—		3,574,448

Income (loss) from operations	(343)	(280,847)	10,919	—		(270,271)
Other income (expense)
Interest expense, net	(93,235)	1,881	(1,403)	—		(92,757)
Intercompany interest			—	—		—
Other income (expense), net	—	2,213		—		2,213

Income (loss) before income taxes	(93,578)	(276,753)	9,516	—		(360,815)
Income tax provision	(6,351)	—	—	—		(6,351)
Equity in subsidiaries	(270,561)	—	—	270,561	(a)	—

Net income (loss)	(370,490)	(276,753)	9,516	270,561		(367,166)
Less: Net income attributable to noncontrolling interests	—	(567)	(2,757)			(3,324)

Net income (loss) attributable to the Company	$(370,490)	$(277,320)	$6,759	$270,561		$(370,490)

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,923,071	$47,035	$—		$1,970,106
Service revenue	—	997,280	33,392	—		1,030,672

Total revenue	—	2,920,351	80,427	—		3,000,778
Cost of products	—	1,879,576	45,971	—		1,925,547
Cost of services:
Operating compensation and benefits	—	463,088	16,089	—		479,177
Other operating costs	—	289,301	4,376	—		293,677
Depreciation and amortization	—	69,217	3,942	—		73,159

Total cost of services	—	821,606	24,407	—		846,013
Total cost of products and services	—	2,701,182	70,378	—		2,771,560
General and administrative expense	201	84,125	—	—		84,326
Impairment, restructuring and other charges, net	—	15,126	—	—		15,126
Depreciation and amortization	—	16,172	—	—		16,172

	201	2,816,605	70,378	—		2,887,184

Income (loss) from operations	(201)	103,746	10,049	—		113,594
Other income (expense)
Interest expense, net	(98,831)	4,885	(1,396)	—		(95,342)
Intercompany interest	24,167	(24,167)	—	—		—

Income (loss) before income taxes	(74,865)	84,464	8,653	—		18,252
Income tax provision	(7,447)	—	—	—		(7,447)
Equity in subsidiaries	89,498	—	—	(89,498	)(a)	—

Net income	7,186	84,464	8,653	(89,498)		10,805
Less: Net income attributable to noncontrolling interests	—	(1,191)	(2,428)	—		(3,619)

Net income attributable to the Company	$7,186	$83,273	$6,225	$(89,498)		$7,186

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2006

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,775,084	$47,057	$—		$1,822,141
Service revenue	—	958,525	30,717	—		989,242

Total revenue	—	2,733,609	77,774	—		2,811,383
Cost of products	—	1,726,924	26,714	—		1,753,638
Cost of services:
Operating compensation and benefits	—	442,789	15,217	—		458,006
Other operating costs	—	251,087	23,578	—		274,665
Depreciation and amortization	—	65,243	4,108	—		69,351

Total cost of services	—	759,119	42,903	—		802,022
Total cost of products and services	—	2,486,043	69,617	—		2,555,660
General and administrative expense	425	76,523	—	—		76,948
Depreciation and amortization	—	13,983	—	—		13,983

	425	2,576,549	69,617	—		2,646,591

Income (loss) from operations	(425)	157,060	8,157	—		164,792
Other income (expense)
Interest expense, net	(93,227)	1,307	(950)	—		(92,870)
Intercompany interest	26,411	(26,411)	—	—		—

Income (loss) before income taxes	(67,241)	131,956	7,207	—		71,922
Income tax provision	(27,509)	—	—	—		(27,509)
Equity in subsidiaries	136,775	—	—	(136,775	)(a)	—

Net income	42,025	131,956	7,207	(136,775)		44,413
Less: Net income attributable to noncontrolling interests	—	—	(2,388)	—		(2,388)

Net income attributable to the Company	$42,025	$131,956	$4,819	$(136,775)		$42,025

(a)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income (loss)	$(370,490)	$(276,753)	$9,516	$270,561	(a)	$(367,166)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	7,195	98,410	4,296	—		109,901
Deferred income taxes	1,494	—	—	—		1,494
Non-cash compensation expense	2,103	—	—	—		2,103
(Gain)/Loss on sale of assets	—	(2,213)	—	—		(2,213)
Impairment and restructuring charges	—	384,929	—	—		384,929
Equity earnings in joint venture	—	(1,929)	—	—		(1,929)
Equity in earnings of subsidiaries	270,561	—	—	(270,561	)(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	48,719	499	—		49,218
Prepaid expenses and other current assets	(520)	2,606	—	—		2,086
Inventories	—	(47,428)	—	—		(47,428)
Other assets	8	7	64	—		79
Increase (Decrease) in:
Accounts payable	—	31,781	104	—		31,885
Due from/to affiliates	7,653	(35,697)	(4,010)	—		(32,054)
Income taxes receivable/payable	3,562	—	—	—		3,562
Other accrued liabilities	1,317	5,903	(200)	—		7,020
Intercompany accounts	91,537	(88,475)	(3,062)	—		—

Net cash provided by operating activities	14,420	119,860	7,207	—		141,487
Cash flows from investing activities:
Acquisition of property and equipment	—	(81,727)	(7,016)	—		(88,743)
Net payments in affiliation transactions	34,328	(86,795)	—	—		(52,467)
Net proceeds from sale of assets	—	5,347	—	—		5,347
Distribution from minority interest	—	2,116	—	—		2,116
Investment in joint venture	—	(3,257)	—	—		(3,257)

Net cash provided by (used in) investing activities	34,328	(164,316)	(7,016)	—		(137,004)
Cash flows from financing activities:
Proceeds from other indebtedness	—	—	4,000	—		4,000
Repayment of term loan	(34,937)	—	—	—		(34,937)
Repayment of other indebtedness	(832)	(324)	(1,079)	—		(2,235)
Debt issuance costs	—	—	(143)	—		(143)
Net distributions to parent	(13,004)	—	—	—		(13,004)
Distributions to noncontrolling interests	—	—	(3,545)	—		(3,545)
Contributions from noncontrolling interests	—	—	576	—		576
Contributions of proceeds from exercise of stock options	25	—	—	—		25

Net cash used in financing activities	(48,748)	(324)	(191)	—		(49,263)

Increase (decrease) in cash and cash equivalents	—	(44,780)	—	—		(44,780)
Cash and cash equivalents:
Beginning of period	—	149,255	1	—		149,256

End of period	$—	$104,475	$1	$—		$104,476

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income	$7,186	$84,464	$8,653	$(89,498	)(a)	$10,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	6,786	85,387	3,942	—		96,115
Deferred income taxes	992	—	—	—		992
Non-cash compensation expense	753	—	—	—		753
(Gain)/Loss on sale of assets	—	151	—	—		151
Impairment and restructuring charges	—	15,126	—	—		15,126
Equity earnings in joint venture	—	(1,576)	—	—		(1,576)
Equity in earnings of subsidiaries	(89,498)	—	—	89,498	(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	4,890	2,699	—		7,589
Prepaid expenses and other current assets	137	(4,690)	—	—		(4,553)
Inventories	—	(4,441)	—	—		(4,441)
Other assets	—	(5,413)	26	—		(5,387)
Increase (Decrease) in:
Accounts payable	(55)	47,013	(145)	—		46,813
Due from/to affiliates	(259)	38,432	(8,654)	—		29,519
Income taxes receivable/payable	(3,033)	—	—	—		(3,033)
Other accrued liabilities	528	8,676	(47)	—		9,157
Intercompany accounts	311,614	(310,370)	(1,244)	—		—

Net cash provided by (used in) operating activities	235,151	(42,351)	5,230	—		198,030
Cash flows from investing activities:
Acquisition of property and equipment	—	(88,618)	(2,232)	—		(90,850)
Net payments in affiliation transactions	—	(134)	—	—		(134)
Net proceeds from sale of assets	—	750	—	—		750
Distribution from minority interest	—	254	—	—		254
Investment in joint venture	—	(4,745)	—	—		(4,745)
Proceeds from contract separation	—	1,555	—	—		1,555

Net cash used in investing activities	—	(90,938)	(2,232)	—		(93,170)
Cash flows from financing activities:
Proceeds from other indebtedness	658	—	665	—		1,323
Repayment of term loan	(7,487)	—	—	—		(7,487)
Repayment of advance to parent	(150,000)	—	—	—		(150,000)
Repayment of other indebtedness	(1,802)	778	888	—		(136)
Debt issuance costs	(1,554)	—	—	—		(1,554)
Net distributions to parent	(75,501)	—	—	—		(75,501)
Distributions to noncontrolling interests	—	—	(4,550)	—		(4,550)
Contributions of proceeds from exercise of stock options	535	—	—	—		535

Net cash provided by (used in) financing activities	(235,151)	778	(2,997)	—		(237,370)

Increase (decrease) in cash and cash equivalents	—	(132,511)	1	—		(132,510)
Cash and cash equivalents:
Beginning of period	—	281,766	—	—		281,766

End of period	$—	$149,255	$1	$—		$149,256

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income	$42,025	$131,956	$7,207	$(136,775	)(a)	$44,413
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization, including amortization of deferred financing costs	6,562	79,226	4,108	—		89,896
Deferred income taxes	4,422	—	—	—		4,422
Non-cash compensation expense	2,149	—	—	—		2,149
Gain on sale of assets	—	(196)	—	—		(196)
Equity in earnings of subsidiaries	(136,775)	—	—	136,775	(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	(40,340)	(1,733)	—		(42,073)
Prepaid expenses and other current assets	(8)	331	912	—		1,235
Inventories	—	(31,521)	1,343	—		(30,178)
Other assets	(351)	3,557	—	—		3,206
Increase (Decrease) in:
Accounts payable	—	(39,123)	(594)	—		(39,717)
Due from/to affiliates	(6,226)	19,882	293	—		13,949
Income taxes receivable/payable	2,998	23	—	—		3,021
Other accrued liabilities	(757)	(4,760)	(971)	—		(6,488)
Intercompany accounts	(134,510)	138,601	(4,091)	—		—

Net cash provided by (used in) operating activities	(220,471)	257,636	6,474	—		43,639
Cash flows from investing activities:
Net proceeds from sale of assets	—	9,261	—	—		9,261
Acquisition of property and equipment	—	(73,372)	(9,199)	—		(82,571)
Acquisition of business, net of cash acquired	—	(31,378)	—	—		(31,378)
Net payments in affiliation transactions	—	(3,630)	—	—		(3,630)
Investment in unconsolidated subsidiary	—	(2,450)	—	—		(2,450)

Net cash used in investing activities	—	(101,569)	(9,199)	—		(110,768)
Cash flows from financing activities:
Proceeds from term loan	100,000	—	—	—		100,000
Proceeds from other indebtedness	—	—	4,522	—		4,522
Repayment of term loan	(1,000)	—	—	—		(1,000)
Repayment of other indebtedness	(4,421)	(137)	(489)	—		(5,047)
Debt issuance costs	(714)	—	—	—		(714)
Net distributions to parent	(23,713)	—	—	—		(23,713)
Distributions to noncontrolling interests	—	—	(2,324)	—		(2,324)
Contributions from noncontrolling interests	—	—	1,015	—		1,015
Advance from parent	150,000	—	—	—		150,000
Proceeds from exercise of options	319	—	—	—		319

Net cash provided by (used in) financing activities	220,471	(137)	2,724	—		223,058

Increase (decrease) in cash and cash equivalents	—	155,930	(1)	—		155,929
Cash and cash equivalents:
Beginning of period	—	125,836	1	—		125,837

End of period	$—	$281,766	$—	$—		$281,766

(a)	Elimination of intercompany balances